Use these links to rapidly review the document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

West Pharmaceutical Services, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CEO Letter

Dear Shareholders:

As I reflect on our Company's 2020 performance, it is clear that managing through the COVID-19 pandemic has represented some of the most difficult times in history for communities across the world. This pandemic has confirmed the importance of global healthcare and the criticality of West's role. Our mission to improve patient lives could not be any more meaningful than in times like today.

We take great pride that for nearly 100 years, we have provided innovative, high-quality products and solutions for the containment and delivery of injectable medicines. At the very start of the pandemic, we established two critical priorities: (1) the safety of our team members and their families, and (2) the continuity of supply to our customers and to the patients we jointly serve. I am pleased to report that, while focusing our efforts around these two key objectives, we delivered another strong year of results for our business. Our dedicated team members remained steadfast in support of our commitment to customers and patients, and we are incredibly grateful for their dedication throughout this challenging year.

The ability of our business to flex and meet the rapidly changing needs of our customers is a result of our market-led strategy. As our customers shifted their focus to producing COVID-19 tests, monoclonal antibody solutions and developing vaccines, the experts across our business segments were able to offer products as well as scientific and regulatory expertise that sped our customers' ability to bring these new products to the market. We believe the continued work across the enterprise to deliver commercial and operational excellence along with globalizing West's manufacturing operations, has put us in the best possible position to meet the future pandemic demand and customer needs.

While we are addressing unprecedented times, our focus on our environmental, social and governance ("ESG") goals are contributing to a brighter future. In 2020, we outperformed our prior long-term goal targets well ahead of schedule. We recently established a new set of five-year goals and are making good progress across the pillars of our strategy: Compliance and Ethics, Diversity and Talent, Health and Safety, Philanthropy, Environmental Sustainability, and Quality. Our efforts were recognized this year with West being named a top 25 Performer of the 100 Most Sustainable Companies in America by Barron's. In addition, West was named to the Standard and Poor's 500 and has joined the S&P 500 Dividend Aristocrats.

As in years past, we have worked together with our Board of Directors to ensure the performance of our team is reflected in their compensation and awards framework and is aligned with the business results we have delivered. The detailed pay-for-performance plans of our executives, which in the past have received more than 96 percent support from you, our shareholders, are detailed in this Proxy Statement.

While 2020 is now behind us, we remain diligent in 2021. The priorities of keeping our team safe and delivering the critical components and solutions for injectable medicines remains the focal point. Our 9,200 team members know and appreciate the essential role we are playing to get through this extraordinary global healthcare crisis, and that patients are counting on us to deliver.

I wish all our shareholders health and safety during this difficult time, and I thank you for your continued support of West.

Eric M. Green
President & Chief Executive Officer

West Pharmaceutical Services, Inc. Notice of 2021 Annual Meeting

530 Herman O. West Drive
Exton, Pennsylvania 19341

March 24, 2021

Due to the ongoing COVID-19 pandemic and guidance issued by the United States Centers for Disease Control and Prevention and the Commonwealth of Pennsylvania we have determined that it is again in the best interests of shareholders to hold a virtual shareholder meeting for 2021. By holding a virtual meeting, we will be protecting the health and well-being of our shareholders, team members and community.

Our 2021 Annual Meeting of Shareholders of West Pharmaceutical Services, Inc. will be held at 2:00 PM U.S. Eastern Daylight Time on Tuesday May 4, 2021.

To participate in the virtual Annual Meeting or to vote in that meeting, shareholders must enter the 16-digit digital control number found on their individualized proxy cards at the meeting-specific website of www.virtualshareholdermeeting.com/WST2021 on the day of the meeting. Online access to the webcast will open 15 minutes prior to the start of the meeting. We encourage you to log on early. Additionally, shareholders participating in the Annual Meeting via the webcast may submit questions through the virtual meeting platform by following the instructions described in this Proxy Statement and on the website.

The scheduled items of business are:

  1.
  Election of nominees named in the Proxy Statement as directors, each for a term of one year or until their successor is appointed or elected

  2.
  Consideration of an advisory vote to approve Named Executive Officer compensation

  3.
  Ratification of the appointment of PricewaterhouseCoopers LLP ("PwC") as our independent registered public accounting firm for 2021

We will also transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Shareholders of record of West common stock at the close of business on March 9, 2021 are entitled to notice of, and to vote at, the meeting and any postponements or adjournments thereof.

Kimberly Banks MacKay
Sr. Vice President, General Counsel and Corporate Secretary

Important Notice Regarding the Internet Availability of Proxy Materials for the Shareholder Meeting on May 4, 2021

This Notice of Annual Meeting and Proxy Statement ("Notice") and the 2020 Annual Report on Form 10-K ("2020 Annual Report") are available on our website at:

investor.westpharma.com/financial-information/annual-reports-and-proxy

Your Vote is Important

Please vote as promptly as possible electronically via the Internet or by completing, signing, dating, and returning the proxy card or voting instruction card.

PROXY SUMMARY

Proxy Summary

Below is a summary of important information you will find in this Proxy Statement. This summary does not contain all the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Summary of Shareholder Voting Matters

Our Board of Directors is soliciting your vote on matters that will be presented at our 2021 Annual Meeting of Shareholders and at any adjournment or postponement thereof. This Proxy Statement contains information to assist you in voting your shares.

The Notice, the accompanying proxy card or voting instruction card and our 2020 Annual Report, including our annual report wrap, are being mailed starting on or about March 24, 2021.

Recommended
Proposal 1: Election of Directors		Page 9	✓	FOR
Mark A. Buthman	Deborah L. V. Keller		Each Nominee
William F. Feehery	Myla P. Lai-Goldman
Robert F. Friel	Douglas A. Michels
Eric M. Green	Paolo Pucci
Thomas W. Hofmann	Patrick J. Zenner

Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation		Page 66	✓	FOR

Proposal 3: Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2021		Page 69	✓	FOR

2020 Business Highlights*

Our strategy to globalize our operations and address the unique needs of the distinct customer groups we serve with a market-led focus was critical this year, as we worked to support our customers through the COVID-19 pandemic. This approach allowed us to deliver another strong year of growth for the Company. Some of the trends we are seeing in the pharmaceutical and biotech industry are driving our business results today and are expected to fuel our long-term growth strategy, including the following:

  •
  Research and development efforts around COVID-19 treatments, vaccines and diagnostics dominated 2020 and will continue to be the focus of the biopharmaceutical industry in the coming years.

  •
  Drug approvals were at an all-time high in 2020—with a record 53 New Molecular Entities and 65 first-time generics approved for use in the United States by the Food and Drug Administration ("FDA").

  •
  Biotechnology continues to emerge as a promising source of therapies and products for patient care, which requires specialized packaging and delivery solutions due to the sensitive nature of these large molecules.

  •
  Continued research of subcutaneous administration, as an alternative to intravenous administration, prompted by its cost-effectiveness and increased patient adherence, fuels more opportunities to develop self-administration technology that place easy-to-use delivery systems in the hands of patients.

  •
  The regulatory landscape is keeping pace with the number of new drug approvals, issuing updated guidance on how newer, self-administered combination products are reviewed and approved for sale, and the quality and regulatory documentation that is required.

*
Certain forward-looking statements are included in this Proxy Statement. They use such words as "will," "continue," "estimate," "expect," "looking to the future," and other similar terminology. These statements reflect Management's current expectations regarding future events and operating performance and speak only as of the date of this document. These statements are based on Management's beliefs and assumptions, current expectations, estimates, and forecasts. There are many factors that can influence the Company's future results that are beyond the ability of the Company to control or predict. Because of these known or unknown risks or uncertainties, actual results could differ materially from past results and those expressed or implied in any forward-looking statement. For a description of factors that could cause the Company's future results to differ from those expressed in any such forward-looking statements, see Item 1A, entitled "Risk Factors," in the Company's Annual Report on Form 10-K for the year ended December 31, 2020 and as revised or supplemented by our quarterly reports on Form 10-Q or Form 8-K. Except as required by law or regulation, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

2021 Annual Meeting and Proxy Statement   |   1

     PROXY SUMMARY

Each year, we have seen growing interest and demand for our high-value product offerings, delivery device platforms and our contract-manufacturing services. Customers are also coming to West for our scientific expertise and insight into the regulatory landscape that governs our industry. This demand has translated into positive results for the business. In 2020, we reported:

  •
  Full-year 2020 net sales of $2.147 billion grew 16.7%; organic sales growth was 16.3%; sales from a recent acquisition contributed an additional 10 basis points of growth; currency translation increased sales by 30 basis points.

  •
  Full-year 2020 reported-diluted Earnings-per-Share ("EPS") of $4.57 increased 42% and full-year 2020 adjusted-diluted EPS of $4.76 increased 47%.

  •
  Full-year 2020 gross profit margin was 35.8%, a 290-basis point increase from the prior year.

  •
  The Proprietary Products segment gross profit margin expanded by 280 basis points; Contract-Manufactured Products segment gross profit margin increased by 240 basis points.

  •
  Full-year 2020 operating cash flow was $472.5 million, an increase of 28.7%; capital expenditures were $174.4 million, compared to $126.4 million over the same period last year, and represented 8.1% of full-year 2020 net sales and free cash flow (operating cash flow minus capital expenditures) was $298.1 million, an increase of 23.8%.

Please refer to our Earnings Release filed on February 18, 2021 on Form 8-K for a full reconciliation of our reported results to the adjusted (non-U.S. GAAP) financial measures referred to above.

Long-Term Shareholder Return

Examining our results over the past five years, West has consistently delivered against its objectives, posting long-term sales growth and steady EPS improvements. The Company has also outperformed both our peers and the market overall in Total Shareholder Return ("TSR") during this same period.

2   |   2021 Annual Meeting and Proxy Statement

PROXY SUMMARY

Our Director Nominees

You are being asked to vote on the directors nominated below. Paula Johnson, the President of Wellesley College, who began serving as a director in 2005 has decided not to seek re-election in 2021. Dr. Johnson's distinguished service on the Board included being a critical member and past Chair of our Innovation and Technology Committee, and providing the necessary expertise of pre-eminent physician and academic, which proved vital to our success during her tenure. All directors are elected annually by a majority of votes cast, except in the case of a contested election where the number of nominees exceeds the number of open positions, in which case plurality voting is used. The charts below summarize some key characteristics of the members of our Board of Directors. All data is as of March 24, 2021. Detailed information about each director's background and areas of expertise can be found beginning on page 9.

NAME	AGE	DIRECTOR SINCE	PRIMARY OCCUPATION	CURRENT COMMITTEE MEMBERSHIP	EXPERIENCE & EXPERTISE	INDEPENDENT
Mark A. Buthman	60	2011	Retired EVP & CFO, Kimberly-Clark	Compensation, Nominating & Corp. Gov., Finance

William F. Feehery	50	2012	CEO, Certara	Nominating & Corp. Gov. (Chair), Audit, Compensation

Robert F. Friel	65	2020	Retired CEO and Chair, PerkinElmer, Inc.	Audit, Finance

Eric M. Green	51	2015	President & CEO, West Pharmaceutical Services, Inc.

Thomas W. Hofmann	69	2007	Retired Sr. VP & CFO, Sunoco, Inc.	Audit (Chair), Compensation

Deborah L. V. Keller	58	2017	Principal, Black Frame Advisors, LLC & Retired CEO, Covance Drug Development	Audit, Finance, Innovation & Technology

Myla P. Lai-Goldman	63	2014	Executive Chair, GeneCentric Therapeutics, Inc.	Innovation & Technology (Chair), Finance

Douglas A. Michels	64	2011	Retired President & CEO, OraSure Technologies, Inc.	Audit, Compensation (Chair)

Paolo Pucci	59	2016	Retired CEO, ArQule, Inc.	Finance (Chair), Innovation & Technology

Patrick J. Zenner	74	2002	Chair, West Pharmaceutical Services; Retired Pres. & CEO, Hoffmann-La Roche Inc.	Nominating & Corp Governance

Financial	Healthcare Industry	International Experience	Global Operations/ Supply Chain	Science & Technology	Marketing	Mergers & Acquisitions	Regulatory

2021 Annual Meeting and Proxy Statement   |   3

     PROXY SUMMARY

2020 Corporate Governance Highlights

Corporate Governance Features

Annual director elections with majority voting in uncontested elections
Active shareholder engagement program on corporate governance and compensation matters
Significant risk management oversight by the Board, including an enhanced enterprise risk management process
Board led by an Independent Non-Employee Chair
Board Commitment to Corporate Responsibility ("CR"), including Compliance and Ethics, Philanthropy, Diversity and Inclusion, Health and Safety, Environmental Sustainability, and Quality
Four new directors appointed within past six years
Effective self-assessment and evaluation procedures that include individual interviews with Board members
Annual evaluation of all directors to ensure the right mix of experience and diversity of opinion and background
Robust executive officer and Board succession planning

Robust curriculum of topics regularly presented to the Board to aid in their understanding of our business, the markets in which we operate and the Board's responsibilities in respect of all our stakeholders
Maintain and enforce effective executive and Board stock ownership guidelines
Prohibition on pledging or hedging of securities by members of the Board and executive officers

Board Governance Activities and Accomplishments
Approved and monitored Management's enterprise strategy
Reviewed performance of Chief Executive Officer against pre-established goals and strategy

Monitored Management's human resources strategy to create a pipeline of talent to ensure the continuance of first-rate teams; oversaw efforts to further drive a culture of diversity and inclusivity at the Company

Oversaw Management's response to the global COVID-19 pandemic, including assuring our ability to adequately respond to the operational, human resources, health and safety, logistical, economic, and risk management challenges
Reviewed the Company's capital allocation strategy, increasing the annual dividend and continuing our strategic share buyback program
Amended our charter with shareholder approval to double the number of shares authorized
Multiple awards and international recognition of our Corporate Responsibility, philanthropic and sustainability efforts

Strengthened our Corporate Governance Principles by enhancing the diversity standards for director candidates and including an explicit responsibility to ensure processes are in place for maintaining an ethical corporate culture and overseeing Management's efforts to require that the our cultural expectations are communicated and embraced by our team members and business partners
Adopted a Proxy access bylaw to permit shareholders who meet required thresholds and holding periods to nominate up to two (or 20% if greater) directors for election to the Board
Ten directors attended all Board and Committee meetings assigned and all directors attended more than 91% of the combined total of Board and Committee meetings in 2020
All directors received greater than 98% support from shareholders in 2020

4   |   2021 Annual Meeting and Proxy Statement

PROXY SUMMARY

2020 Executive Compensation Highlights

Executive Compensation Program Features
Strong linkage between pay and performance and support by shareholders regarding our performance metrics, targets and goals as evidenced by 96.3% shareholder approval annually of our executive compensation program

Total direct compensation ("TDC"), which is the sum of an officer's base salary, short-term incentive target and long-term incentive target, targeted at the median level and appropriately adjusted based on performance and experience by our Compensation Committee
Annual Incentive Plan ("AIP") based on EPS, net sales and Operating Cash Flow ("OCF") is intended to encourage Management to consider improving shareholder value in day-to-day decision making

Long-term incentive ("LTI") plan utilizing stock options and performance share units based upon return on invested capital ("ROIC") and sales consolidated annual growth rate ("CAGR") to ensure long-term profitable growth and alignment with shareholders' interests
Usage of two comparator groups to ensure pay and performance are aligned and enable us to attract and retain the best talent
Robust share ownership guidelines for all officers and directors

All Change-in-Control ("CIC") agreements for our current officers contain double-trigger provisions requiring termination of the executive following a CIC before payments are made. These payments also will be reduced if they exceed excise tax threshold
Strong incentive compensation recovery (clawback) and anti-hedging and anti-pledging policies

Use of tally sheets, realizable pay analysis, performance metric difficulty analysis, and similar tools to ensure our compensation programs remain linked to performance and consistent with Board expectations
Engagement with shareholders during the year regarding executive pay and Company performance issues

Executive Compensation Actions and Results
We considered changes to our executive compensation programs due to the unprecedented COVID-19 pandemic but determined that no changes were necessary. However, we made numerous changes and additions to our broad-based benefit plans during 2020 to assist our team members during the pandemic, including additional leave offerings, employee assistance programs, childcare assistance, and eligibility for need-based grants. Many of these programs were available to all team members and were adjusted depending on local market requirements.

To protect shareholder interests and ensure continuity of business, we provided certain officers and senior executives whom we believe perform roles critical to the continued operation of the Company's business with new double-trigger Change-in-Control benefits which provide for one-year of payments post-termination, and one-year restrictive covenants

Commissioned as part of good governance, the incentive plan risk assessment that was conducted by an independent party, Willis Towers Watson. Specifically reviewed were the philosophy and design of (1) annual and long-term incentive plans, (2) sales incentive plans, and (3) manufacturing plant incentive plan. Previously, this assessment was conducted internally by the Company's Internal Audit function. The assessment revealed no negative findings and validated our prior internal assessments.
Revised our Nonqualified Deferred Compensation Plan to reduce the ability of participants to defer long-term incentive compensation

As a result of an extensive analysis conducted in 2019 on best practices, in 2020 we implemented changes to our incentive plan structure to remain competitive in the markets in which we compete for talent, including increasing the maximum annual incentive plan payout to 200%

Conducted formal: (1) pay-for-performance review of CEO compensation versus peers, and (2) realizable pay analysis, to assess whether Company performance and CEO realizable pay are aligned over a given period
Our 2020 AIP for corporate executives paid at 188.7% based on performance payout levels of 200% for EPS 156% for Net Sales and 187.3% for OCF
Our LTI plan Performance Share Units ("PSUs") for the 2018-20 period paid out at 154.52% based on 150.29% performance (200%) for CAGR and 104.52% performance for ROIC (109.04%)

2021 Annual Meeting and Proxy Statement   |   5

     ELECTION OF DIRECTORS

Election of Directors

Director Nominations, Skills and Criteria

Candidates for nomination to our Board are recommended by the Nominating and Corporate Governance Committee ("NCGC") in accordance with the NCGC's charter, our Amended and Restated Articles of Incorporation, our Bylaws, and our Corporate Governance Principles. All persons recommended for nomination to our Board, regardless of the source of the recommendation, are evaluated by this Committee with the Board determining the final slate of nominees.

The Board and the NCGC consider, at a minimum, the following factors in recommending potential new Board members or the continued service of existing members:

  •
  A director is nominated based on his or her professional experience. A director's traits, expertise and experience add to the skill-set of the Board as a whole and provide value in areas needed for the Board to operate effectively.

  •
  A director must have high standards of integrity and commitment, and exhibit independence of judgment, a willingness to ask hard questions of Management and the ability to work well with others.

  •
  A director should be willing and able to devote enough time to the affairs of the Company and be free of any disabling conflict.

  •
  All the non-employee directors should be "independent" as outlined in our independence determination standards ("Independence Standards").

  •
  A director should exhibit confidence and a willingness to express ideas and engage in constructive discussion with other Board members, Management and relevant persons.

  •
  A director should actively participate in the decision-making process, be willing to make difficult decisions and demonstrate diligence and faithfulness in attending Board and Committee meetings.

  •
  The Board generally seeks active or former senior executives of public companies, particularly those with backgrounds in international operations, healthcare or public health fields, science or technology backgrounds, and individuals with financial expertise.

When reviewing nominees, the NCGC considers whether the candidate possesses the qualifications, experience and skills it considers appropriate in the context of the Board's overall composition and needs. We also strive for a Board composition that reflects a diverse mix of backgrounds, experiences, expertise, skill sets, perspectives, and opinions. Therefore, our director nomination process seeks candidates who bring a diversity of professional experiences and personal backgrounds, which includes consideration of a candidate's age, gender, race, and ethnicity, where appropriate.

To assist it with its evaluation of the director nominees for election at the 2021 Annual Meeting, the NCGC considered the factors listed above and used a skills matrix highlighting the experience of our directors in areas such as industry experience, international experience (including assignments overseas), global operations or supply chain leadership, financial literacy, and independence. We routinely evaluate the skills needed and have added skills relating to marketing (including e-commerce), mergers and acquisitions, regulatory, and cyber/digital experience, in recent years.

The NCGC also reviews annually with the Board the size and composition of the Board and its committees to determine the qualifications and areas of expertise needed to further enhance the composition of the Board. In determining whether to add new directors, we review our skills matrix annually to determine the targeted skills that we believe will most significantly enhance the diversity of experience and expertise on our Board. We balance the current skill sets versus the desired optimal mix of skill sets given their relative importance to the Company.

Board members must be well-versed in our mission, vision and values, as well as our corporate strategy. West's mission is to contain and deliver injectable therapies that improve patient lives and aspires to be the world leader in integrated containment and delivery of injectable medicines, both of which rely on the Company's core values of: Passion for Customers, Leadership in Quality and One West Team. The pillars of our strategy are:

  •
  Customer Experience—Understand and engage our customers to deliver value

  •
  Operational Effectiveness—Organizational focus and alignment to support business growth

  •
  Product and Service Expansion—Develop new products and services to address unmet market need

6   |   2021 Annual Meeting and Proxy Statement

ELECTION OF DIRECTORS

  •
  People and Culture—Foster a culture that engages our team and drives performance

  •
  Financial Goals—Disciplined cost management and plan execution that will result in sales growth, profit margin improvement, increased return on invested capital, and increased free cash flow

Board members are expected to oversee and support Management in driving success in our current strategic plans by focusing on following five imperatives that will enable us to prioritize and drive efforts across the strategic pillars, while simultaneously requiring that the organization uphold its cultural values and ethics:

  •
  Continuing to be a market-led organization with enhanced commercial effectiveness

  •
  Innovating new product offerings

  •
  Optimizing operations and supply chain networks, including automation enablement

  •
  Accelerating digitization to drive performance

  •
  Building and supporting our global team, including enhanced efforts regarding diversity and inclusion

Under the heading "Director Nominee Biographies," we provide an overview of each nominee's principal occupation, business experience and other directorships of publicly-traded companies, together with the qualifications, experience, key attributes, and skills the Committee and the Board believe will best serve the interests of the Board, the Company and our shareholders.

Shareholders who wish to recommend or nominate director candidates must provide information about themselves and their candidates and comply with procedures and timelines contained in our Bylaws. These procedures are described under "2021 Shareholder Proposals or Nominations" in this Proxy Statement.

Board Commitment to Diversity and Inclusion

Board diversity and inclusion is critical to the success of West. The Board is committed to ensuring its membership has sufficient diversity of experience, skills and personal characteristics to support the long-term success of the Company. As presently constituted, the Board represents a deliberate mix of members who have a deep understanding of our business as well as members who have different skill sets and points of view. As noted above, our nomination process and our Board's approach to assessment and evaluation of our nominees support this diversity and inclusion commitment.

Our Corporate Governance Principles reflect our commitment to a Board composed of a diverse mix of backgrounds, experiences, expertise, skill sets, perspectives, and opinions to create a Board that is most appropriate for the Company's long-term business needs. Therefore, the NCGC's evaluation of director nominees includes consideration of our candidates who bring a diversity of professional experiences and personal backgrounds, including review of characteristics such as age, gender, race, and ethnicity.

We are particularly proud of our leadership in female representation on the Board. Twenty percent of our continuing independent directors are women. The Chair of our Innovation and Technology Committee, which is critical to setting our strategy is a woman, Dr. Lai-Goldman. Several of our Board members participate in diversity in leadership programs and are high-profile speakers on issues of diversity and inclusion.

Our Board has overseen efforts by the Company to increase diversity and inclusion among its team members, and we aspire to have our diversity practices meet or exceed local market best practices reflecting the communities in which we work and live. Mr. Green's annual objectives include diversity and inclusion as a key metric, and we have also added new positions responsible for driving organizational diversity and inclusion across the business. The Board believes this approach enables us to attract and retain diverse, high-quality talent. This has culminated in a diversity mission statement contained in our CR Report which is available at www.westpharma.com/about-west/corporate-responsibility. As part of our diversity mission, we have trained team members at all levels on the importance of diversity and inclusion, introduced affinity groups, accelerated efforts in minority recruiting, and modified our culture to increase flexibility and mentoring, which we believe facilitates diversity and inclusion.

The Board has increased its oversight of Management in the area of creating an ethical and sustainable corporate culture, including periodic director education sessions that include culture and engagement topics. The Board firmly believes that it plays a key role in the oversight of West's culture and in holding Management accountable for the creation and stewardship of that culture. Additionally, the Board believes an engaged and empowered workforce contributes significantly to the creation of shareholder value.

2021 Annual Meeting and Proxy Statement   |   7

     ELECTION OF DIRECTORS

Board Refreshment and Retirement Age

We review our Board refreshment practices and retirement age annually and continue to monitor broad governance trends in this area. The Board has considered but does not have term limits on the service of our directors, because it believes that term limits may lead to the loss of valuable director insight into our business and operations that is enhanced with continuity of board service.

The Board believes that a diverse mix of long-tenured and new Board members provides a good and appropriate balance of experience to enhance shareholder value. The Board believes that directors provide meaningful, independent oversight and advice at any age. Our Corporate Governance Principles include a retirement age of 75. This means that a non-employee director generally must retire on the date of the Annual Meeting of Shareholders immediately following his or her 75th birthday; provided, however, that the Board may review individual contributions, continuity and tenure in making a determination as to whether a member who has already attained age 75 must retire.

An employee director must submit his or her resignation upon the date he or she ceases to be an executive officer of the Company.

Board Evaluation Process

Each year the Board and each of its committees review their performance during executive sessions. This review centers around questions directors are asked regarding their individual performance and the performance of the Board/Committee. These questions include topics such as contributions made to Board deliberations, the relationship between members, quality of the materials provided, the relationship with Management, contributions to key functions/responsibilities of the Board, and topics that they would like to see added or deleted to meeting agendas.

Additionally, the NCGC assesses the evaluation process annually and adjusts the process when desirable improvements are identified. The NCGC reviews several matters, including the issues to focus on in the evaluation and the form and manner of assessment. The NCGC periodically re-assesses its position on self-evaluation.

Members of the NCGC reach out to each director individually to discuss performance and any concerns and relay them to the Board using an interview template approved by the NCGC. This process assists the full Board with obtaining different perspectives, encourages the collection of candid information and ensures a high level of engagement.

The Board believes this evaluation system, coupled with our strong Chair of the Board and open-door policy, which encourages sharing of ideas among all directors, makes for a robust process that ensures the Board's effectiveness.

8   |   2021 Annual Meeting and Proxy Statement

DIRECTOR NOMINEE BIOGRAPHIES

Proposal 1 — Election of Directors

Our shareholders are asked to consider ten nominees for election to our Board to serve for a one-year term until the 2022 Annual Meeting of Shareholders, or until their successors, if any, are elected or appointed, or their earlier death, resignation, retirement, disqualification, or removal. As noted above, Dr. Johnson has decided to retire and not seek re-election and, therefore, our Board will be reduced from 11 to 10 members. The names of the nominees for director, their current positions and offices, tenure as a Company director, their qualifications and other characteristics are set forth in the biographies below. The table below also lists each nominee's current Board committees.

All the nominees are current Company directors and all non-employee directors have been determined by our Board to be independent. Our NCGC reviewed the qualifications of each of the nominees, finding each nominee to possess the required attributes and all nominees collectively to strike the appropriate balance of diversity of knowledge, age, skills, expertise, gender, and race, and recommended to our Board that each nominee be submitted to a vote of our shareholders at the Annual Meeting. The Board approved the Committee's recommendation at its meeting on February 23, 2021.

Each of the nominees has agreed to be named and to serve, and we expect each nominee to be able to serve if elected. If any nominee is unable to serve, the NCGC will recommend to our Board a replacement nominee. The Board may then designate the replacement nominee to stand for election. If you voted for the unavailable nominee, your vote will be cast for his or her replacement.

Director Nominee Biographies

Mark A. Buthman

Age: 60 Director since 2011 Committees: Compensation Finance Nominating & Corp. Gov.

Mr. Buthman retired from Kimberly-Clark Corporation—a global producer of branded products for the consumer, professional and healthcare markets—in December 2015, where he was Executive Vice President and Chief Financial Officer from January 2003 to April 2015. During his 33-year career at Kimberly-Clark, Mr. Buthman held a wide range of leadership roles in finance, strategy and operations, and led or participated in more than 50 acquisitions over his career. Mr. Buthman is a Board member of IDEX Corporation and Vice Chairman of the Board of Directors of Pavillon International.

Relevant Board Skills and Experience

Mr. Buthman possesses deep financial and accounting management experience, as well as experience in managing real estate, investor relations, information technology, finance and accounting shared services, global procurement, as well as mergers and acquisitions, from his time at Kimberly-Clark, a Fortune 150 company with significant international operations. He brings this expertise and counsel to the Board and serves on the Compensation, Finance and Nominating and Corporate Governance Committees.

Other public company directorships in the last five years

IDEX Corporation

2021 Annual Meeting and Proxy Statement   |   9

     DIRECTOR NOMINEE BIOGRAPHIES

William F. Feehery, Ph.D.

Age: 50 Director since 2012 Committees: Audit Compensation Nominating & Corp. Gov. (Chair)

Dr. Feehery joined Certara as CEO and a member of Certara's board of directors beginning in June 2019. Certara, which launched an initial public offering in the U.S. in December 2020, provides services and software that assist with the drug development lifecycle. Prior to becoming Certara's CEO, he was President of Industrial Biosciences at DowDuPont (previously, E. I. du Pont de Nemours and Company)—a provider of innovative products and services for markets including agriculture, biotechnology, nutrition, electronics, communications, safety and protection, home and construction, and transportation—since November 2013. He served as Global Business Director, DuPont Photovoltaic Solutions and previously as Global Business Director, Electronics Growth Businesses and as President of DuPont Displays, Inc. during his tenure at DuPont which began in 2002. Before joining DuPont, he was engaged in venture capital and was a management consultant for the Boston Consulting Group.

Relevant Board Skills and Experience

Dr. Feehery currently provides executive leadership as the CEO of a publicly-traded pharmaceutical development services and software company. Dr. Feehery is the only independent member of our Board who currently serves as a public company CEO, experience we believe significantly enhances our Board capabilities. He also possesses extensive global public company leadership from his time at the DuPont organization, including the direct responsibility for business operations in over 20 countries and leading a global manufacturing business. In addition, Dr. Feehery has considerable technical experience, with a Ph.D. in chemical engineering and over 15 years of experience in the technology industry. He brings this corporate insight and his technical background to the Board by serving on three committees of the Board and chairing the Nominating and Corporate Governance Committee.

Public company directorships in the last five years

Certara

Robert F. Friel

Age: 65 Director since 2020 Committees: Audit Finance

Mr. Friel is the former Chair, President and CEO of PerkinElmer, Inc., and a former member of PerkinElmer's board of directors. Mr. Friel retired as Chair and CEO of PerkinElmer, Inc., a global business dedicated to serving the diagnostics, life sciences, food, and applied markets in December 2019. He served in this role for more than ten years. During his 20-year career at PerkinElmer, Mr. Friel held roles of increasing responsibility that included Chief Operating Officer, President of the Life and Analytical Sciences Division and Chief Financial Officer. Prior to joining PerkinElmer, Mr. Friel served in several finance-focused senior management positions with AlliedSignal, Inc., now Honeywell International.

Relevant Board Skills and Experience

Mr. Friel's experience in the healthcare and scientific fields, as part of large, complex and multinational organizations assists the Board in setting its growth strategy and overseeing operational and financial risks. His extensive experience serving as both the Chair and CEO of a global business focused on improving human health is well-aligned with West's mission and with the pharmaceutical and medical device customers we serve. In addition to the public board memberships listed below, Mr. Friel is a director of New York Life Insurance Company, one of the largest life insurers in the world. His service on this board and others, together with his in-depth finance and tax expertise, as well as his training and education in these fields, make him a strong contributor to the Board and the two Committees on which he serves.

Public company directorships in the last five years

	CURRENT Nuvasive, Inc. Xylem Inc.	FORMER PerkinElmer, Inc. (through 2019)

10   |   2021 Annual Meeting and Proxy Statement

DIRECTOR NOMINEE BIOGRAPHIES

Eric M. Green

Age: 51 Director since 2015 Committees: None

Mr. Green has been our President and CEO since April 2015 and a member of our Board of Directors since May 2015. Mr. Green is responsible for leading West's market-led business strategy, focused on tailoring our approach to the specific needs of Biologics, Generics, Pharmaceutical, and Diagnostic customer groups. Prior to joining the Company, Mr. Green worked at Sigma-Aldrich Corporation—a leading life science and technology company focused on human health and safety—where he served as Executive Vice President and President of their Research Markets business unit since 2013. Mr. Green also serves as a member of Bethel University's Board of Trustees.

Relevant Board Skills and Experience

Mr. Green has significant public company experience having served as a corporate officer and member of the senior executive team of Sigma-Aldrich prior to joining the Company. Mr. Green had research and development responsibility and managed a $1.4 billion business unit—the largest at that company. Prior to serving in that role, he held key positions of increasing responsibility, including international sales and operations, corporate strategic planning and country management positions in the UK, Ireland and Canada. As West's President and CEO, Mr. Green is our only non-independent director, and, in addition to the aforementioned experience, brings insight to the Board as the Company's executive leader.

Public company directorships in the last five years

None

Thomas W. Hofmann

Age: 69 Director since 2007 Committees: Audit (Chair) Compensation

Mr. Hofmann retired from Sunoco, Inc.—a diversified energy company—in 2008, where he was Senior Vice President and CFO from January 2002 to December 2008. In that role, he was responsible for managing the accounting, auditing, investor relations and strategic planning, tax, and treasury functions of the organization. He also chaired the Company's Capital Management Committee and served as the management liaison to the Audit Committee. Mr. Hofmann served Sunoco in various other senior management roles since joining in 1977. Mr. Hofmann serves on the boards of Fox Chase Cancer Center, Temple University Health System and The Island School Foundation. He also serves on the President's Leadership Council of the University of Delaware.

Relevant Board Skills and Experience

Mr. Hofmann possesses substantial financial, corporate governance and management experience with a global, publicly-traded company. He is well-versed in strategic planning, risk-management and capital-market issues, including acquisitions and divestitures. He brings this comprehensive financial background to his role on the Board, as Chair of the Audit Committee and as a member of the Compensation Committee.

Public company directorships in the last five years

Northern Tier Energy GP LLC (through May 2016)
Columbia Pipeline Partners LP (through February 2017)

2021 Annual Meeting and Proxy Statement   |   11

     DIRECTOR NOMINEE BIOGRAPHIES

Deborah L. V. Keller

Age: 58 Director since 2017 Committees: Audit Finance Innovation & Technology

Ms. Keller serves as a Principal at Black Frame Advisors, LLC, having retired as CEO of Covance Drug Development—a business segment of Laboratory Corporation of America Holdings. Prior to serving as CEO, Ms. Keller spent more than 28 years at Covance in several leadership roles, including Corporate Executive Vice President and Group President of Research and Development Laboratories, Corporate Senior Vice President and President of Discovery and Translational Services and Vice President of Analytical Services in Europe. She is a trustee of the Wisconsin Alumni Research Foundation, Chair of Fishawack Healthcare, Chair of WiCell, Operating Partner of HealthCloud Capital Fund, and she serves on the Dean's Advisory Board for the University of Wisconsin School of Business, where she is also an adjunct professor. Ms. Keller was named one of FierceBiotech's 10 Top Women in Biotech in 2012.

Relevant Board Skills and Experience

Ms. Keller possesses substantial global public company management experience from her time at Covance. After several positions of increasing responsibility in Quality Assurance, Marketing and Scientific Operations, she also led Covance's European chemistry business, and the Central Laboratories Services business unit, the world's largest provider of laboratory services for clinical trials. She brings her corporate management expertise in the life sciences industry to her role on the Board, serving on the Audit, Finance and Innovation and Technology Committees.

Public company directorships in the last five years

None

Myla P. Lai-Goldman, M.D.

Age: 63 Director since 2014 Committees: Finance Innovation & Technology (Chair)

Dr. Lai-Goldman is the Executive Chair of GeneCentric Therapeutics, Inc.—a precision medicine company—where she previously served as CEO and President since June 2011. She is also managing partner of Personalized Science, LLC, a clinical diagnostic consulting company that she founded in 2008. Previously, Dr. Lai-Goldman was CEO and Chief Scientific Officer of CancerGuide Diagnostics,  Inc. Before joining CancerGuide Diagnostics, she held various roles including Executive Vice President, Chief Medical Officer and Chief Scientific Officer—at Laboratory Corporation of America Holdings (LabCorp) and its predecessor company, Roche Biomedical Laboratories, Inc. Additionally, Dr. Lai-Goldman has been a venture partner at Hatteras Venture Partners since August 2011. Dr. Lai-Goldman is Board-certified in anatomic and clinical pathology.

Relevant Board Skills and Experience

Dr. Lai-Goldman is a recognized author and speaker on clinical diagnostics and has substantial leadership experience at companies like those that our Company serves. Dr. Lai-Goldman spent more than 18 years at LabCorp where she served on LabCorp's Executive and Management Committees, with strategic and operations responsibilities for three major genomic laboratories comprising more than 700 people. During her tenure at LabCorp, she led all clinical, scientific and medical activities, including the introduction of more than 400 clinical assays. Her experience includes the development of partnerships, licensing and acquisitions. She brings her unique perspective as both a physician, researcher and corporate executive to the Board as Chair of the Innovation and Technology Committee and as a member of the Finance Committee.

Other public company directorships in the last five years

Sequenom, Inc.

12   |   2021 Annual Meeting and Proxy Statement

DIRECTOR NOMINEE BIOGRAPHIES

Douglas A. Michels

] Age: 64 Director since 2011 Committees: Audit Compensation (Chair)

Mr. Michels retired from OraSure Technologies, Inc.—a leader in the development, manufacture and distribution of oral fluid diagnostic and collection devices and other technologies designed to detect or diagnose critical medical conditions—in March 2018, after serving as President and CEO, as well as a member of the Board of Directors, since June 2004. Prior to joining OraSure, Mr. Michels served as Group Vice President, Global Marketing of Ortho-Clinical Diagnostics, President of Ortho-Clinical Diagnostics International and President of Johnson & Johnson Healthcare Systems, Inc. In February 2010, Mr. Michels was appointed to the Presidential Advisory Council on HIV/AIDS. He previously served on the Board of the National Blood Foundation, the Board of the National Committee for Quality Health Care and the Coalition to Protect America's Health Care. He now serves on the board of Tyme Technologies Inc.

Relevant Board Skills and Experience

Mr. Michels possesses considerable expertise and executive leadership skills in the pharmaceutical, medical device and diagnostic industry, having spent 13 years with OraSure Technologies, Inc. During his tenure, OraSure developed the nation's first FDA-approved over-the-counter home rapid HIV self-test and the first and only FDA-approved rapid hepatitis C test. Mr. Michels brings his in-depth corporate leadership perspective to his role as Chair of the Compensation Committee, and his experience as a former CEO of a public company to his role on the Audit Committee.

Other public company directorships in the last five years

	CURRENT Tyme Technologies Inc.	FORMER OraSure Technologies, Inc. (through March 2018)

Paolo Pucci

Age: 59 Director since 2016 Committees: Finance (Chair) Innovation & Technology

Mr. Pucci is the recently retired CEO and a former member of the Board of Directors of ArQule, Inc.—a biopharmaceutical company engaged in the research and development of targeted therapeutics. Merck & Co. completed its acquisition of ArQule in January 2020, resulting in Mr. Pucci's retirement. Before joining ArQule in 2008, Mr. Pucci worked at Bayer A.G., where he served in several leadership capacities including Senior Vice President of the Global Specialty Medicine Business Unit and was a member of the Bayer Pharmaceuticals Global Management Committee. Before Bayer, Mr. Pucci held positions of increasing responsibility with Eli Lilly and Company, culminating with his appointment as Managing Director, Eli Lilly Sweden AB. He now is a member of the Merus N.V., Replimune Group Inc., Tarus Therapeutics, and Trillium Therapeutics Inc. boards, which are all biotech and biotech-adjacent companies.

Relevant Board Skills and Experience

Mr. Pucci possesses a wealth of knowledge regarding biopharmaceutical markets from his experience as an executive leader of several large biopharmaceutical companies. Mr. Pucci's recent service as a public company CEO and his service as a Board member of several emerging biotech companies brings experience that we believe is important in terms of Board diversity. His international background also adds to the diverse knowledge base of our Board. Mr. Pucci's expertise in new drug development, his executive experience working for large multinationals and his non-U.S. training are valuable additions to our Board, and to his roles as Chair of the Finance Committee and a member of the Innovation and Technology Committee.

Other public company directorships in the last five years

	CURRENT Merus N.V. Replimune Group Inc. Tarus Therapeutics Inc. Trillium Therapeutics Inc.	FORMER ArQule Inc. (through January 2020) NewLink Genetics Inc. (through October 2018) Dyax Inc. (through 2016)

2021 Annual Meeting and Proxy Statement   |   13

     DIRECTOR NOMINEE BIOGRAPHIES

Patrick J. Zenner

Age: 73 Director since 2002 Chair since 2015 Committees: Nominating & Corp. Gov.

Mr. Zenner was first elected Chair of the Board effective July 1, 2015. He retired from Hoffmann-La Roche Inc., North America—the prescription drug unit of the Roche Group, a leading research-based healthcare enterprise—in 2001, where he served as President and CEO from 1993 to 2001. He served as Interim CEO of CuraGen Corporation from May 2005 through March 2006. Since then, Mr. Zenner was a director and Chair of the Board of Exact Sciences Corporation until July 2010 and served as its Interim CEO from July 2007 to March 2008. Mr. Zenner served as Chair of the Board of ArQule, Inc. until its acquisition in January 2020, and he also serves as a director of Selecta Biosciences, Inc. Mr. Zenner is currently a member of the Board of Trustees of Creighton University and is Chair of the Board of Trustees of Fairleigh Dickinson University.

Relevant Board Skills and Experience

Mr. Zenner possesses more than 40 years of experience and expertise in the pharmaceutical industry. Since retiring from Hoffmann-La Roche, Mr. Zenner has devoted his considerable industry expertise and corporate governance knowledge to small and early-stage pharmaceutical and technology companies in various capacities, including board member, chair and interim CEO.

As the lead independent director for West, Mr. Zenner has served in several leadership roles, including membership on each of the Company's board committees. He organized and led the search for West's new CEO in 2015. He also oversaw the development and implementation of a robust enterprise risk management process at West and led the development of a comprehensive director education program. The continuity of his membership and length of service on the Board is a valuable asset, particularly considering changes to executive management members, changes to our enterprise strategic plan and additions of new Board members over the past several years.

Other public company directorships in the last five years

	CURRENT Selecta Biosciences, Inc.	FORMER ArQule, Inc. (through January 2020)

The Board unanimously recommends a vote FOR the election of each of these nominees as directors.

14   |   2021 Annual Meeting and Proxy Statement

BOARD AND DIRECTOR INFORMATION AND POLICIES

Board and Director Information and Policies

Our Board structure reflects our Corporate Governance Principles and commitment to good governance. The Board believes the governance structure we have created among the Board, its Committees, the Board Chair, the CEO, and Management is supporting the sustainable growth of the Company.

During 2020, our full Board met six times. All but one director attended all the Board and their assigned Committee meetings, and this member attended more than 91% of the total of his assigned meetings in 2020. Our Board is committed to ensuring that directors attend meetings and that the Board and its Committees devote sufficient time necessary for the effective oversight of the Company and its Management. Additionally, during the annual performance review process, the Board assesses the time commitments for our Board against the time commitments of each member's outside positions to ensure each director has ample time to devote to their duties as a West director.

Our Board also holds regular executive sessions of only independent directors to review, among other things, the Company's strategy and Management's operating plans, the criteria by which our CEO and other senior executives are measured, Management's performance against those criteria and other related issues, and to conduct a self-assessment of its performance. Last year, our independent directors held five executive sessions.

All directors attended the 2020 Annual Meeting and all continuing directors are expected to attend the 2021 Annual Meeting.

Board Leadership Structure

The current governance structure of the Board follows:

  •
  The offices of Chair and CEO are separate

  •
  The Board has established and follows robust Corporate Governance Principles

  •
  All Board members, other than Mr. Green, are independent

  •
  All Board Committees are composed solely of independent directors

  •
  Our independent directors meet regularly in executive session both at the Board and Board committee levels

  •
  Our directors as a group possess a broad range of skills and experience sufficient to provide the leadership and strategic direction the Company requires as it seeks to enhance long-term value for shareholders

While the offices of Chair and CEO are currently separate, the Board takes a flexible approach to the issue of whether the offices of Chair and CEO should be separate or combined. This approach allows the Board to regularly evaluate whether it is in the best interests of the Company for the CEO or another director to hold the position of Chair.

The Board does not currently have a lead independent director, although the Board believes it may be useful and appropriate to designate a lead independent director if the offices of Chair and CEO are combined in the future.

The Board believes that the current leadership structure is appropriate now because it allows the Chair to focus on corporate governance and management of the Board's priorities and allows the CEO to focus directly on managing our operations and growing the Company.

Chair of the Board of Directors

The responsibilities of the Chair include:

  •
  Chairing Board meetings, including executive sessions of the independent directors

  •
  Approving agendas and schedules for each Board meeting in consultation with the CEO

  •
  Serving as principal liaison between the CEO and the independent directors

Each independent director may add items to the agenda.

Our current Chair, Mr. Zenner, has been serving on the Board since 2002, and as our Chair since 2015. Each year the Board considers the role of the Chair and who is sitting in that role. We believe Mr. Zenner brings significant leadership and perspective to our Board, and that his experience as a top executive, his independence and his history with the Company make him a valuable asset to West.

2021 Annual Meeting and Proxy Statement   |   15

     BOARD AND DIRECTOR INFORMATION AND POLICIES

Committees

The Board has five standing committees:

  •
  Audit Committee

  •
  Compensation Committee

  •
  Finance Committee

  •
  Innovation and Technology Committee

  •
  Nominating and Corporate Governance Committee

From time to time, the Board may form ad hoc committees to address specific situations as they arise. Each committee consists solely of independent directors. All directors may attend any committee meeting, even if he or she is not a member. Our Board Chair and our CEO attend all Board meetings and attend virtually all Committee meetings unless there is a scheduling conflict. Each standing committee has a written charter, which is posted in the "Investors—Corporate Governance" section of our website at www.westpharma.com. You may also request a copy of each committee's charter from our Corporate Secretary. Below we set forth the current members of each Committee (as of the date of this Proxy Statement) and its core functions.

Audit Committee

Thomas W. Hofmann (Chair) William F. Feehery Robert F. Friel Deborah L. V. Keller Douglas A. Michels	The Audit Committee assists our Board in its oversight of: (1) the integrity of our financial statements; (2) the independence and qualifications of our independent auditors; (3) the performance of our internal audit function and independent auditors; and (4) our compliance with legal and regulatory requirements. In carrying out these responsibilities, the Audit Committee, among other things:

•

Reviews and discusses our annual and quarterly financial statements with Management and the independent auditors

•

Manages our relationship with the independent auditors, including having sole authority for their appointment, retention and compensation; reviewing the scope of their work; approving non-audit and audit services; and confirming their independence

•

Oversees Management's implementation and maintenance of disclosure controls and procedures and internal control over financial reporting

•

Regularly meets with our Chief Financial Officer, internal auditors, Corporate Controller, Chief Technology Officer, Senior Director of Cybersecurity, and Chief Compliance Officer to assess financial and cyber risks

The Board has affirmatively determined that Mr. Hofmann and Mr. Friel are both "Audit Committee Financial Experts" as defined in SEC regulations. The past Chair of the Audit Committee, Mr. Buthman, also remains an Audit Committee Financial Expert. In 2020, the Audit Committee met eight times. All members of the Audit Committee are independent as defined in the listing standards of the New York Stock Exchange ("NYSE") and the Company's Corporate Governance Principles.

Compensation Committee

Douglas A. Michels (Chair) Mark A. Buthman William F. Feehery Thomas W. Hofmann	The Compensation Committee develops our overall compensation philosophy, and determines and approves our executive compensation programs, makes all decisions about the compensation of our executive officers, reviews our talent management and succession planning for key positions and oversees our cash and equity-based incentive compensation plans.

Additional information about the roles and responsibilities of the Compensation Committee can be found under the heading "Compensation Discussion and Analysis." In 2020, the Compensation Committee met five times. All members of the Compensation Committee are independent as defined in the listing standards of the NYSE and the Company's Corporate Governance Principles.

16   |   2021 Annual Meeting and Proxy Statement

BOARD AND DIRECTOR INFORMATION AND POLICIES

Finance Committee

Paolo Pucci (Chair) Mark A. Buthman Robert F. Friel Deborah L. V. Keller Myla P. Lai-Goldman	The Finance Committee reviews proposals made by Management and recommends to the full Board an optimal capital structure of the Company and adjustments to the way capital is allocated and deployed by the Company. The Finance Committee analyzes and makes recommendations to the full Board with respect to potential opportunities for business combinations, acquisitions, mergers, dispositions, divestitures, and similar strategic transactions involving the Company. The Finance Committee also evaluates the alignment of proposed strategic transactions with the Company's strategic business plan and oversees the process of reviewing, negotiating, consummating and integrating potential strategic transactions. In 2020, the Finance Committee met eight times, including several meetings to allocate resources in connection with responding to the global COVID-19 pandemic. All members of the Finance Committee are independent as defined in the listing standards of the NYSE and the Company's Corporate Governance Principles.

Innovation and Technology Committee

Myla P. Lai-Goldman (Chair) Deborah L. V. Keller Paolo Pucci	The Innovation and Technology Committee provides guidance to our Board on the Company's product, service and technology portfolio and its effects on the Company's growth, performance and competitive position. This Committee also reviews, evaluates and makes recommendations related to the Company's research and development programs and initiatives and their alignment with the Company's overall strategy, including the assessment of emerging gaps or opportunities identified by Management, and assists the Company in reviewing emerging science and technology trends and in helping the Board make well-informed choices about investments in new technology. During 2020, this included considerations related to the COVID-19 pandemic. Lastly, this Committee reviews the Company's intellectual property portfolio and strategy. In 2020, the Innovation and Technology Committee met five times.

Nominating and Corporate Governance Committee

William F. Feehery (Chair) Mark A. Buthman Patrick J. Zenner	The Nominating and Corporate Governance Committee identifies qualified individuals to serve as board members, recommends nominees for director and officer positions, reviews our commitment to diversity, determines the appropriate size and composition of our Board and its committees, monitors a process to assess Board effectiveness, reviews related-party transactions, and considers matters of corporate governance. The Committee also reviews and makes recommendations to the Board regarding compensation for non-employee directors and administers director equity-based compensation plans. In 2020, the Nominating and Corporate Governance Committee met four times. All members of the Committee are independent as defined in the listing standards of the NYSE and the Company's Corporate Governance Principles.

2021 Annual Meeting and Proxy Statement   |   17

     BOARD AND DIRECTOR INFORMATION AND POLICIES

The Board's Role in Risk Oversight

The Board and its Committees play an active role in overseeing Management's day-to-day responsibility for assessing and managing our risk exposure.

The Board regularly reviews and monitors the risks associated with our enterprise strategy, financial condition and operations and specifically reviews the enterprise risks associated with our five-year plan. In particular, the Board reviews our risk portfolio, confirms that Management has established risk-management processes that are functioning effectively and efficiently and are consistent with our corporate strategy, reviews the most significant risks and determines whether Management is responding appropriately.

The Board performs its risk oversight role by using several different levels of review. Each Board meeting begins with an overview by the CEO that describes the most significant issues, including risks, affecting the Company as well as business updates from each reportable segment. In addition, the Board reviews in detail the business and operations of each reportable business segment quarterly, including the primary risks associated with that segment.

Our Enterprise Risk Management ("ERM") program helps us manage the risks inherent in our business, by gaining a greater understanding and awareness of risks facing the business, ensuring risk-appropriate mitigation efforts are in place and regularly monitoring and ensuring the Company meets or exceeds the expectation of all stakeholders, including investors and regulators. The ERM program includes a Risk Identification and Management ("RIM") process, crisis management, business continuity, and disaster recovery elements. This process considers materiality of risks by assessing the importance to our external stakeholders and the importance to our success. The materiality matrix can be found in West's Corporate Responsibility Report on our website at: https://www.westpharma.com/about-west/corporate-responsibility. Information on that website is updated periodically and believed to be true at the time it is posted, but it is not filed and does not constitute part of this Proxy Statement.

During 2020, we established a global, multi-disciplinary team to respond to the risks and challenges presented by the COVID-19 pandemic. This team, led by our Senior Director of Enterprise Risk Management and Security, met on a regular basis to assess the operational, health and safety, supply chain, commercial, human resources, legal, and other challenges presented by the pandemic. The response team provided regular updates to Senior Management and regularly updated the Board. Additionally, the team reviewed and substantially updated our business continuity plan, which was reviewed with the Board, to ensure consistency of delivering quality products safely during times of crisis, particularly in light of our role in the global vaccine supply chain.

The Board focuses on the overall risks affecting the Company. Each Board Committee has been delegated the responsibility for the oversight of specific risks that fall within its areas of responsibility, as cataloged through the RIM process, including:

  •
  The Audit Committee oversees the processes used in our ERM program and also oversees the management of financial reporting, compliance, litigation, and cybersecurity risks as well as the steps Management has taken to monitor and control such exposures

  •
  The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation policies, plans and arrangements and the extent to which those policies or practices increase or decrease risk for the Company

  •
  The Finance Committee assesses the risks associated with allocation of our capital, potential acquisitions, divestitures, and major business partnerships

  •
  The Innovation and Technology Committee reviews risks associated with emerging, and potentially disruptive, science and technology trends, intellectual property, and our innovation, research and development and technology strategy

  •
  The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board, potential conflicts of interest, communications with shareholders and the effectiveness of the Board

Although each Committee is responsible for evaluating certain risks and overseeing the management of those risks, the full Board is regularly informed about those risks through regular Committee reports.

Cybersecurity

Cybersecurity is of special concern, and the Audit Committee oversees the vital work necessary to understand our cybersecurity risk and the related risk mitigation activities, including an assessment of the strength of our defenses and processes to maintain security. The full Board receives regular updates from the Audit Committee and key team members responsible for cybersecurity. Management regularly reviews with the Board the possible impact of cybersecurity issues that may arise with tools we use to manage the ordinary course of business, such as our public facing website and e-commerce interface, and during times of crisis, like the COVID-19 pandemic, when such risks are even greater. During 2020, we substantially upgraded our secure remote

18   |   2021 Annual Meeting and Proxy Statement

BOARD AND DIRECTOR INFORMATION AND POLICIES

working capabilities with "zero trust" technology that offers seamless mobility and connectivity while protecting our information and security.

The Audit Committee reviews cybersecurity risk and reviews our Cybersecurity dashboard at all meetings and holds private sessions with our Chief Technology Officer for additional in-depth sessions. Additionally, our Senior Director, Infrastructure and Cybersecurity; Senior Director, Internal Audit; and Chief Compliance Officer separately meet with the Committee to provide additional insight into our cybersecurity and privacy strategy and tactics.

Our approach to mitigating cybersecurity risks includes periodic reviews by third party experts, penetration tests conducted by third parties, independent ethical hacking programs to test the organization, and internal and external trainings for team members and the board. We also hold a global Cybersecurity Awareness Week across the Company to cultivate an informed and proactive workforce. We have recently adopted National Institute of Standards and Technology Framework for Improving Critical Infrastructure Cybersecurity (the "NIST Framework"), which provides a comprehensive method for developing a flexible, repeatable, performance-based, and cost-effective approach to identifying and managing cybersecurity risks. We measure ourselves against the NIST Framework to assess our own maturity on cybersecurity.

Our cybersecurity defenses also utilize technologies such as firewalls, intrusion detection and prevention measures, multi-factor authentication, zero trust remote connectivity infrastructure across all devices, and network segmentation and encryption to ensure the privacy and security of our customers' data. We also have a dedicated security information and event management team monitoring our applications and infrastructure on a 24-by-7 basis which is integrated with our enterprise crisis management framework.

Executive Officer Succession Planning

One of the primary responsibilities of the Board is to ensure that West has the appropriate Management to execute our long-term strategy. Our Corporate Governance Principles state the Board must plan for succession with respect to the CEO and monitor Management's succession planning for other key executives. In fulfilling this duty, the Board, together with the CEO and Chief Human Resources Officer ("CHRO"), reviews at least annually, the development and retention plans of senior Management talent as well as succession plans for the CEO and other senior Management positions.

During these reviews, the Board discusses:

  •
  Management performance

  •
  Strengths and developmental opportunities needed to prepare senior leaders for greater responsibilities

  •
  Potential internal development job changes

  •
  Succession plans including leadership pipeline, development plans and timelines

  •
  Diversity of leadership and pipeline candidates

  •
  Detailed assessment of the members of the executive leadership team who potentially could succeed the CEO. This review includes a discussion about development plans to help prepare each individual for future succession.

In addition, our CEO has as an annual goal for the development of senior leaders and the maintenance of the global succession plan for key positions within the Company. To that end, detailed succession and contingency plans in the event the CEO becomes unable to serve for any reason are in place. These plans are reviewed annually by the NCGC and discussed with the Board. Finally, throughout the year, Board members are exposed to leadership pipeline candidates through Management presentations, roundtable discussions and informal meetings to assess the depth of our leadership pipeline.

CEO Evaluation Process

In assessing the performance of our CEO, the independent directors engage in a robust assessment process that is managed throughout the year and culminates in a formal annual performance review. The assessment includes the following:

  •
  Independent directors approve the CEO annual business objectives consisting of both qualitative and quantitative progress against the pillars of our enterprise strategy including: Customer Experience, Operational Effectiveness, Products and Services Expansion, Enterprise Capabilities, People and Culture, and Financial Goals

  •
  A comprehensive analysis is undertaken by our Compensation Committee's independent consultant on the robustness of West's financial targets compared against the performance of the peer companies in our Business Segment Group (more

2021 Annual Meeting and Proxy Statement   |   19

     BOARD AND DIRECTOR INFORMATION AND POLICIES

    details can be found in the "Compensation Discussion and Analysis" section under the "External Benchmarking" heading later in this Proxy Statement)

  •
  Each quarter, the independent directors review the progress made against each objective via a CEO scorecard where the CEO undertakes a self-assessment of performance against the approved annual objectives

  •
  Annual anonymous evaluation of the CEO's individual performance by the independent directors on numerous factors, including leadership, strategic planning, financial performance, team member development and engagement, external and internal relations, and interactions with the Board

  •
  An analysis of West's total performance over a multi-year period, a competitive benchmark analysis and other relevant information is submitted to the independent directors

Working with the Compensation Committee's independent compensation consultant, the Chair of the Compensation Committee considers all this information in developing its recommendations for compensation, as discussed below in our "Compensation Discussion and Analysis."

Corporate Responsibility

As a leader in our industry, we recognize our responsibility to conduct business in a sustainable manner and strive to be a good corporate citizen. Our Board helps to shape and monitor Management's approach to material sustainability factors that impact our business. Our recent Corporate Responsibility efforts include six key areas of focus: Health and Safety, Quality, Compliance and Ethics, Diversity and Inclusion, Philanthropy and Environmental Sustainability. West's Management routinely reviews materials published by our shareholders and key customers and directly engages with these same stakeholders on key ESG topics. Management reports directly to the Board regarding our progress concerning ESG initiatives with direct oversight by each Committee within its areas of applicable responsibility.

We have received multiple awards for our Corporate Responsibility efforts this year, including recognition in Barron's as a Top 25 Performer of the 100 Most Sustainable Companies in America and in Investor's Business Daily, where West ranked fourth among the Top 50 Best ESG Companies. Detailed below is a brief overview of our progress, which is generally made available in May on our website at www.westpharma.com/about-west/corporate-responsibility. As noted above, that information is included for reference in this Proxy Statement, but not deemed filed. Our goals which were re-established in 2019 after meeting and exceeding prior goals, align with our Company's strategy as well as with the United Nations Sustainable Development Goals. As a measure of continuous improvement, West has increased disclosure regarding ESG issues over the past several years and aspires to continue to expand our public reporting in this area. Additional achievements are highlighted on the back page of this Proxy Statement.

Health and Safety.    Providing a healthy and safe environment for our team members is a fundamental responsibility for Management. We have continued to develop and implement new safety protocols and procedures to create a culture of safety, which incorporates behavior-based training and observations. We consistently aim to have a zero-injury workplace and monitor our progress to that goal, which has resulted in a reduction of injuries over the past four years by more than 66%. In 2021, our goal is to continue to examine and track a number of factors, most of which are keyed to leading indicator metrics, in an effort to stay in front of the trends in the safety cycle and implement measures to intervene early to continuously improve our safety culture.

Quality.    At West, we are committed to safeguarding the health and safety of patients who use our products and services. We provide high-quality products that are designed to be safe and effective for their intended use. Quality product and system controls are designed to ensure compliance with our high standards and applicable FDA current Good Manufacturing Practices and the International Organization for Standardization standards and regulatory requirements. West utilizes customer feedback and in-process manufacturing data to improve processes and product performance. The Company continues to deliver industry-leading quality levels every year. We have established aggressive measurable goals to achieve by 2023, which target reductions in manufacturing defects, out-of-scope customer complaints and costs of poor quality while also increasing customer response rate.

Compliance & Ethics.    Our Compliance and Ethics program is designed to hold ourselves to the highest standards of quality, integrity and respect as outlined in our Code of Business Conduct ("COBC"), described later in this Proxy Statement. The program is supported by our education and training program led by our Chief Compliance Officer, and our annual Compliance Week awareness efforts. West also has significantly enhanced its data privacy efforts and emphasized the importance of speaking up, which is an inherent part of our open-door culture.

Diversity and Inclusion.    As discussed above, we strive to create and maintain a workplace rich with diverse people, talent and ideas, and to create an inclusive environment for all team members to succeed. We have increased awareness, adopted

20   |   2021 Annual Meeting and Proxy Statement

BOARD AND DIRECTOR INFORMATION AND POLICIES

affirmative action programs to identify any gaps, and strengthened programs and policies, which includes a global anti-discrimination and anti-harassment policy. We also maintain team member resource groups to support our culture of respect and inclusion, and have restructured our talent development programs with an increased emphasis on diversity and inclusion issues. Our diversity and inclusion goals for the next five years include aiming to increase our ability to attract, develop, and retain underrepresented talent at all levels of the organization, with a particular focus on women and deepening our cultural competence to enhance inclusivity in the workplace.

Philanthropy.    West has long-placed importance in supporting charities, particularly as they relate to children, people with disabilities, healthcare and Science Technology Engineering and Math ("STEM") education in the communities where our team members live and work. In addition, in 2020, West directed funding to nonprofits specifically working to address racial equality and injustice. In 2020, charitable giving by the Company, our team members and the Herman O. West Foundation totaled approximately $3.5 million. Despite the COVID-19 pandemic, we safely recorded more than 450 hours of volunteerism by our team members across our global sites. In the fifth year of our annual food drive, we collected 19,000 pounds of food, and we donated over $500,000 to organizations in critical need due to the COVID-19 pandemic. West is striving for 100% participation by our team members in our philanthropic endeavors by 2023.

Environmental Sustainability.    We strive to be stewards of a sustainable future by factoring environmental considerations into our decision making for raw materials, production processes and distribution methods. We exceeded our emissions, energy and water intensity goals established in 2013 for 2020 and reset them in 2019. We have significantly increased the recycling of our waste while reducing our energy and water consumption year-over-year. Nevertheless, we have set even more ambitious goals which we hope will improve our energy efficiency (by 15%), reduce absolute emissions (by 10%) and reduce water consumption (by 10%) by 2023, while striving to reduce landfill waste by 90% over that same time period

Human Capital Management

We actively foster an inclusive and collaborative culture for our team members where different views and perspectives are welcomed and valued. We are convinced that this approach brings forth innovation, learning and growth for our team members on a global basis. The CEO and the executive team members review diversity and inclusion objectives throughout the year to ensure continuous focus and improvement and are developing metrics to ensure progress towards our aspirational goals. As of December 31, 2020, five members of West's Senior Leadership Team are women and/or People of Color. Our focus on talent acquisition, performance management, resource planning, and leadership assessment are strongly aligned with our diversity and inclusion strategies. Each quarter, our Board reviews West's human capital metrics, such as hiring, attrition and diversity data via an HR dashboard which is also used to focus our annual talent review.

West is committed to providing fair and competitive compensation and benefits programs to attract, retain and reward high-performing team members at all levels. We offer a comprehensive total rewards program to support the health, financial and home-life needs of our team members. Total Rewards at West are defined as the value of the compensation and benefits programs offered to team members, which aim to reflect the value of the job and the contribution of the individual, while linking team members' performance to business and personal results. Based on country of employment, West may provide health care and retirement savings programs as well as paid time off, flexible work schedules and a global Employee Assistance Program.

West's commitment to the safety of our teams starts at the top and is driven throughout our business by every level of management and by every team member across the globe. In 2020, West formed a Health, Safety and Environment ("HSE") Executive Council consisting of leaders across our operations team to monitor and guide our HSE process. West's global HSE Team is also a critical component in leading the safety efforts at our sites. Our HSE focus can also be seen in our proactive global response to the COVID-19 pandemic which includes training and active screening of team members for COVID-19 illness; enhanced gowning and cleaning protocols at all locations; mask requirements for all team members, vendors and contractors; eliminating all non-critical international and domestic business travel; requiring administrative and support personnel to work-from-home; modifying production operations to facilitate social distancing; and regular communications regarding COVID-19 protocols, precautions and information for both on and off the job use.

2020 Shareholder Engagement

Our Board considers its relationship with our shareholders to be important for effective corporate governance. To ensure that the Board considers shareholder views on compensation, corporate governance, corporate responsibility, and other significant matters, we maintain an active shareholder engagement program. Throughout the year, Management meets with our actively-managed, institutional shareholders, which own a majority of our shares. At every Board meeting, Management discusses topics raised by our shareholders and solicits Board input.

2021 Annual Meeting and Proxy Statement   |   21

     BOARD AND DIRECTOR INFORMATION AND POLICIES

One area of focus for us and our shareholders is the alignment of pay and performance in a manner that enhances shareholder value. Our shareholders have historically expressed support for our performance goals and metrics. Additionally, Management continues to hear our shareholders express support for our corporate governance framework, Board membership and Board policies, including our tenure policies. Shareholder interest in environmental, social and governance matters has led to educational sessions with our Board of Directors, review of our programs by third-party experts, as well as additional disclosures and progress in those areas with the Board's oversight. Many large shareholders continue to indicate that our progress and programs on ESG issues are commendable.

Communicating with the Board

You may communicate with the Chair of the Board or the independent directors as a group by sending a letter addressed to the Board of Directors, c/o Corporate Secretary, West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, Pennsylvania 19341. Communications to a particular director should be addressed to that director at the same address. Our Corporate Secretary maintains a log of all communications received through this process. Communications to specific directors are forwarded to those directors. All other communications are given directly to the Chair of the Board who decides whether they should be forwarded to a Board committee or to Management for further handling.

Director Education and Onboarding

The Board believes shareholders are best served by Board members who are well versed in corporate governance principles and other subject matters relevant to board service. The Board arranges for a series of annual educational presentations on its calendar. During 2020, we held several education sessions including information on the impact of the COVID-19 pandemic, cybersecurity, and compliance and ethics. Also, to encourage continuing director education, all directors may attend any director education programs they consider appropriate to stay informed about developments in corporate governance and the markets we serve. The Company reimburses directors for the reasonable costs of attending director education programs.

The Board also works with Management to ensure that new directors are onboarded through a robust process. The onboarding process includes educational meetings with all officers and other critical members of senior Management who provide insight into the Company's business, strategy and culture; the Board and its Committees; Company policies; and fiduciary and legal obligations. All directors have access to online resources maintained by the Company which includes key charters, policies, procedures, principles, corporate governance documents, and similar information. Additionally, all directors are provided access to analyst reports, press releases and investor presentations.

22   |   2021 Annual Meeting and Proxy Statement

CORPORATE GOVERNANCE DOCUMENTS AND POLICIES

Corporate Governance Documents and Policies

Our principal governance documents are our Corporate Governance Principles, Board Committee charters, director qualification standards, including our Independence Standards and Code of Business Conduct. Aspects of our governance documents are summarized below. We encourage our shareholders to read our governance documents, as they present a comprehensive picture of how the Board addresses its governance responsibilities to ensure our vitality and success. The documents are available in the "Investors—Corporate Governance" section of our website at www.westpharma.com and copies of these documents may be requested by writing to our Corporate Secretary, West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, PA 19341.

Corporate Governance Principles

Our Board has adopted Corporate Governance Principles to provide guidance to our Board and its committees on their respective roles, director qualifications and duties, Board and committee composition, organization, and leadership. Our Nominating and Corporate Governance Committee reviews our Corporate Governance Principles annually to ensure they meet best practices in corporate governance. In 2020, the Committee confirmed that the Corporate Governance Principles address our current and long-term business needs and expanded upon our commitment to creating a corporate culture of respect and integrity and enhanced our sections on diversity and inclusion. Our Corporate Governance Principles address, among other things:

  •
  Statements of the Board's commitment to high ethical standards and principles of fair dealing

  •
  The requirement to hold separate executive sessions of the independent directors

  •
  The importance of robust executive succession planning and the role of directors in succession planning

  •
  The Board's policy on setting director compensation and director share-ownership guidelines

  •
  Guidelines on Board organization and leadership, including the number and structure of committees and qualifications of committee members

  •
  The importance of diversity, inclusion and a diverse mix of backgrounds to the Company's long-term business needs

  •
  Ensuring processes are in place for maintaining an ethical corporate culture that is communicated and embraced by our team members and business partners.

  •
  Guidelines on outside board memberships

  •
  Policies on making charitable contributions and prohibition of political contributions

  •
  Policies on access to Management

  •
  Requirements for fostering leadership development by senior executives

  •
  Statements of our executive compensation philosophy and our independent auditor standards

  •
  Director orientation and education

  •
  Assessments of Board and Committee performance to determine their effectiveness

Ethics and Code of Business Conduct

All our team members, officers and directors are required to comply with our Code of Business Conduct as a condition of employment or service. The COBC provides guidance on fundamental ethical and compliance-related principles and practices such as: accurate accounting records and financial reporting; avoiding conflicts of interest; diversity, equal opportunities and respect in the workplace; environment, health and safety; protection and proper use of property and information; and compliance with legal and regulatory requirements. The Board reviews the COBC regularly to ensure effectiveness and approved revisions in 2020 to enhance the sections on sexual harassment and human rights. The Board has adopted a comprehensive Compliance and Ethics Program, which was modernized and enhanced with a restatement in July 2020 to align with the U.S. Department of Justice's guidance on the evaluation of corporate compliance programs.

Additionally, the Board has adopted a Supply Chain Policy Statement, as required under the laws of the United Kingdom, which are similar to those in California. This Supply Chain Statement indicates West's compliance with various acts and reaffirms our

2021 Annual Meeting and Proxy Statement   |   23

     CORPORATE GOVERNANCE DOCUMENTS AND POLICIES

commitment to the Pharmaceutical Supply Chain Initiative ("PSCI"). PSCI supports the efforts of pharmaceutical suppliers to meet industry expectations with respect to ethics, labor, health and safety, environmental, and management systems, including a prohibition against the use of forced, bonded or indentured labor. These commitments are also reflected in our Business Partner Code of Conduct. Both codes are available here: www.westpharma.com/about-west/corporate-responsibility/compliance-and-ethics. Susan A. Morris is our Chief Compliance Officer and reports directly to the Audit Committee of the Board on all compliance matters. Ms. Morris trains the Board on compliance matters and delivers regular reports on program developments and initiatives to the Audit Committee and no less than annually to the full Board.

Director Independence

Our Board has adopted a formal set of categorical Independence Standards. The Independence Standards meet or exceed the independence requirements of the NYSE corporate governance listing standards. Under the Independence Standards, a director must have no material relationship with us other than as a director. The Independence Standards specify the criteria for determining director independence, including strict guidelines for directors and their immediate families regarding employment or affiliation with us, members of our senior Management or their affiliates. The full text of the Independence Standards may be found under the "Investors—Corporate Governance" section on our website at www.westpharma.com.

The NCGC undertook its annual review of director independence in February 2021. As a result of this review, the NCGC recommended and the full Board concurred that no revision of the Independence Standards was required. Subsequently, the Board considered whether any relationships described under the Independence Standards between the Company and each individual director existed. The Board affirmatively determined that each of its non-employee directors is independent of the Company and Management as defined under the Independence Standards.

Related Person Transactions and Procedures

The Board has adopted written policies and procedures relating to the Nominating and Corporate Governance Committee's review and approval of transactions with related persons that are required to be disclosed in proxy statements under SEC regulations. A "related person" includes our directors, officers, 5% shareholders, and their immediate family members.

Under these policies, the NCGC reviews the material facts of all related-person transactions, determines whether the related person has a material interest in the transaction and may approve, ratify, rescind, or take other actions.

In approving a transaction, the Committee will consider, among other factors, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person's interest in the transaction.

The Committee reviews and pre-approves certain types of related person transactions, including certain transactions with companies at which the related person is an employee only, and charitable contributions that would not disqualify a director's independent status. The policy and procedures can be found in the "Investors—Corporate Governance" section of our website, www.westpharma.com.

We have no related person transactions required to be reported under applicable SEC rules.

Political Contributions and Lobbying

While we encourage directors, officers and team members to become involved in the political process in their individual capacity, including personal contributions to political campaigns, no West team member or director may conduct personal political activity on Company time or use Company funds, property or equipment for political activities. We prohibit the use of Company funds and assets to support political candidates, parties or ballot measures. As a Company, we comply with the laws related to contributing to, directly or indirectly, political organizations and government officials where appropriate. Under our Corporate Governance Principles, the Board is responsible for overseeing the process used by the Company to ensure the Company's policy prohibiting political contributions is effectively implemented. During 2020, engagements with the government were largely focused on ensuring the support needed in connection with our critical role in the COVID-19 vaccine, therapeutics and testing supply chain, including our participation in the U.S. government's Operation Warp Speed.

The Company made no political contributions in 2020 but does hold membership in recognized and reputable industry groups that may conduct lobbying activities. West supports trade associations to advance collaborative approaches to problems faced by companies engaged in the same industries that we are in, but our support does not extend to use of our funds to support any candidate, party or ballot measure. We also monitor the major policy positions taken by these associations to ensure they are consistent with our positions.

24   |   2021 Annual Meeting and Proxy Statement

CORPORATE GOVERNANCE DOCUMENTS AND POLICIES

Anti-Hedging and Pledging Policies

We prohibit directors, officers and team members from engaging in hedging or monetization transactions, such as zero-cost collars and forward sale contracts, which would allow them to continue to own our common stock, but without the full risks and rewards of ownership. We also prohibit directors, executive officers and other senior team members from engaging in pledging or hypothecating our securities as collateral for a loan without demonstrating to the General Counsel that a director or officer has the financial capacity to repay the loan. It is expected that this exception would be permitted only in exceedingly rare circumstances. No pledging is permitted to cover margin debt. Additionally, no West securities may be held in a margin account by directors or officers because there is a risk of the shares being sold without consent. Directors and officers are prohibited from engaging in short sales or other short-position transactions in West securities as well.

Share Ownership Goals

Directors.    To encourage significant share ownership by our directors and further align their interests with the interests of our shareholders, directors are expected to acquire within three years of appointment, and to retain during their Board tenure, shares of our common stock equal in value to at least five times their annual retainer. The directors elected prior to 2020 meet this requirement, including directors who are still within the initial three-year period. Mr. Friel, who was appointed in February 2020, has not yet met the ownership goal, but is expected to do so during the required period.

Officers.    Share ownership goals further align an officer's interests with those of our shareholders and encourage a long-term focus. Within five years of attaining their position, all executive officers must acquire shares of common stock with a value equal to designated multiples of their base salary. The Compensation Committee established a goal of six times base salary for the CEO and two times base salary for all other executive officers. A full description of the officer share ownership requirements can be found in our "Compensation Discussion and Analysis."

2021 Annual Meeting and Proxy Statement   |   25

     STOCK OWNERSHIP

Stock Ownership

The table below shows the number of shares of our common stock beneficially owned as of March 9, 2021, by each of our directors, each NEO and all current directors and executive officers as a group. For executive officers, in addition to shares owned directly, the number of shares includes: (a) vested shares held in participant accounts under our 401(k) plan, Nonqualified Deferred Compensation Plan for Designated Employees ("Employee Deferred Compensation Plan") and Employee Stock Purchase Plan; and, (b) time-vested restricted stock and Restricted Stock Units ("RSUs") held in various incentive plan accounts, unless receipt of those shares has been deferred. For non-employee directors, in addition to shares owned directly, the common stock column includes vested deferred stock and stock-settled stock units awarded under the Nonqualified Deferred Compensation Plan for Non-Employee Directors ("Director Deferred Compensation Plan").

Name	Common Stock	Options Exercisable Within 60 Days	Percent of Class
Silji Abraham	8,724	11,223	*
Bernard J. Birkett	13,020	17,780	*
Mark A. Buthman	39,297	0	*
William F. Feehery	27,889	0	*
Robert F. Friel	1,221	0	*
Eric M. Green	92,006	591,456	*
Thomas W. Hofmann	41,492	0	*
Paula A. Johnson (not standing for re-election)	59,095	0	*
Deborah L. V. Keller	7,193	0	*
Myla P. Lai-Goldman	15,956	0	*
Douglas A. Michels	41,689	0	*
George L. Miller (retired effective February 26, 2021)	21,639	70,138	*
David A. Montecalvo	11,261	23,499	*
Paolo Pucci	7,483	0	*
Patrick J. Zenner	78,039	0	*
All directors and executive officers as a group (20 persons)	489,530	785,658	*

* Less than one percent of outstanding shares.

26   |   2021 Annual Meeting and Proxy Statement

STOCK OWNERSHIP

Based on a review of filings with the SEC, we have determined that the persons listed below hold more than 5% of the outstanding shares of our common stock as of March 9, 2021. Unless otherwise stated, each holder has sole voting and dispositive power over the shares listed. Percent of class information based on public filings, which are stated as of December 31, 2020.

Name and Address of Beneficial Owner	Shares		Percent of Class
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	8,289,370	(1)	11.2%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	7,290,940	(2)	9.9%
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	4,624,247	(3)	6.2%
Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403-1906	3,854,278	(4)	5.2%

(1)
Includes sole voting power over no shares and shared voting power over 127,553 shares and sole dispositive power over 7,960,447 shares and shared dispositive power over 328,923 shares.
(2)
Includes sole voting power over 6,118,061 shares and sole dispositive power over all shares listed.
(3)
Includes sole voting power over 1,165,810 shares and sole dispositive power over all shares listed.
(4)
Franklin Advisers, Inc. ("FAS") and its affiliates have sole voting and dispositive power over all shares listed. FAS is an investment management subsidiary of Franklin Resources, Inc. ("FRI"). FRI treats FAS as having sole investment discretion and voting authority for all shares listed, except FAS has shared power to dispose or direct the disposition of only 840 shares. Additionally, Charles B. Johnson and Rupert H. Johnson ("Principal FRI Shareholders") are each shareholders of more than 10% of FRI, but also do not claim investment or voting interests in the Company stock held by FRI. However, FRI believes that FAS and the Principal FRI Shareholders are a "group" for purposes of applicable securities law.

2021 Annual Meeting and Proxy Statement   |   27

     DIRECTOR COMPENSATION

Director Compensation

2020 Non-Employee Director Compensation

Our Director compensation structure is reviewed annually by the Board in consultation with Pay Governance LLC ("Pay Governance"), our independent compensation consultant. Modifications to some Committee and Board chair fees, and an increase in the annual equity award was made in 2019. No changes were suggested to be effective in 2020. The compensation structure in effect for 2020 is set forth below:

Compensation Item	Amount
Annual Retainers and Chair Fees
Board membership	$90,000
Chair of the Board	120,000*
Audit Committee Chair	20,000
Compensation Committee Chair	20,000
All Other Committee Chairs	10,000
RSUs	190,000

*
$60,000 of this value is delivered as an increase in the Chair's annual Board membership retainer cash and the remaining $60,000 is delivered as an increase in the Chair's RSU award subject to the same one-year vesting schedule applicable to the RSU award.

The following table shows the total 2020 compensation of our non-employee directors.

2020 Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Mark Buthman	$90,000	$189,930	$32,728	$312,658
William F. Feehery	$100,000	$189,930	$23,082	$313,012
Friel, Robert F.	$90,000	$232,196	$464	$322,659
Thomas W. Hofmann	$110,000	$189,930	$34,585	$334,515
Paula A. Johnson	$90,000	$189,930	$39,708	$319,638
Deborah L. Keller	$90,000	$189,930	$5,582	$285,512
Myla Lai-Goldman	$100,000	$189,930	$12,992	$302,922
Douglas A. Michels	$110,000	$189,930	$34,752	$334,682
Paolo Pucci	$100,000	$189,930	$5,828	$295,758
Patrick J. Zenner	$150,000	$249,928	$53,285	$453,214

Fees Earned or Paid in Cash

The amounts in the "Fees Earned or Paid in Cash" column are retainers earned for serving on our Board, its committees and as committee chairs and Chair, as applicable. All annual retainers are paid quarterly. The amounts are not reduced to reflect elections to defer fees under the Director Deferred Compensation Plan. During 2020, Mr. Zenner deferred 100% of his fees, and no other director deferred any of their fees.

Stock Awards

The amounts in the "Stock Awards" column reflect the grant date fair value of stock-settled RSU awards made in 2020 and the grant date fair value as determined under Financial Accounting Standards Board Accounting Standards Codification ("FASB ASC") Topic 718. Upon Mr. Friel's appointment, he was awarded a pro-rated award for his service from February 18, 2020 to May 5, 2020 of 244 RSUs with a grant date fair market value of $173.22 per share based on the closing price of our common stock on the award date. The pro-rated award had a grant date value of approximately $42,300. On May 5, 2020, each non-employee director was awarded 975 RSUs, with a grant date fair market value of $194.80 per share based on the closing

28   |   2021 Annual Meeting and Proxy Statement

DIRECTOR COMPENSATION

price of our common stock on the award date. These awards had a grant date fair value of approximately $190,000. For a discussion on RSU grant date fair value, refer to Note 14 of the consolidated financial statements in our 2020 Annual Report.

RSUs are granted on the date of our Annual Meeting and fully vest on the date of the next Annual Meeting so long as a director remains on the Board as of that date. Generally, all unvested grants of equity forfeit upon termination. However, if a director retires during the calendar year that he or she reaches our mandatory retirement age, the award will vest on a monthly basis through retirement.

Stock-settled RSUs are distributed upon vesting, unless a director elects to defer the award under the Director Deferred Compensation Plan. In 2020, all directors elected to defer their RSU awards. All awards are distributed as shares of common stock, as described below. When dividends are paid on common stock, additional shares are credited to each director's deferred stock account as if those dividends were used to purchase additional shares.

For Mr. Zenner, this column also includes the 308 RSUs received out of the portion of his $60,000 Chair's annual retainer, that is payable in RSUs as described above. The RSUs, which had a grant date fair value of $194.80 per share, will vest 100% at the 2021 Annual Meeting assuming he remains in service as a director through that date. These RSUs are also earn dividend equivalents.

The table below shows the number of outstanding stock awards held by each director at year-end. No directors have any outstanding options.

Outstanding Director Stock Awards at Year-End 2020

Board Member	Vested Annual Stock Awards (#)	Unvested Annual Deferred Stock and Stock-Settled RSU (#)	Total Outstanding Stock Awards (#)
Mark Buthman	38,298	976	39,274
William F. Feehery	26,896	976	27,872
Robert Friel	244	976	1,220
Thomas W. Hofmann	40,492	976	41,468
Paula A. Johnson	45,365	976	46,342
Deborah L. Keller	6,213	976	7,189
Myla Lai-Goldman	14,970	976	15,946
Douglas A. Michels	32,305	976	33,281
Paolo Pucci	6,503	976	7,479
Patrick J. Zenner	62,896	1,285	64,181

All Other Compensation

The amounts in the "All Other Compensation" column are Dividend Equivalent Units ("DEUs") credited to accounts under the Director Deferred Compensation Plan and $1,500 in charitable donations made by Dr. Johnson, which were matched by the Company's foundation.

Director Deferred Compensation Plan

All non-employee directors may participate in the Director Deferred Compensation Plan, which permits participants to defer all or a part of their annual cash compensation until their Board service terminates. Deferred fees may be credited to a "stock-unit" account that is deemed invested in our common stock or to an account that earns interest at the prime rate of our principal commercial bank. Stock-unit accounts are credited with DEUs based on the number of stock units credited on the dividend record date.

The value of a director's account balance is distributed on termination of Board service. The value of a director's stock-unit account is determined by multiplying the number of units credited to the account by the fair market value of our common stock on the termination date.

RSUs that a director elects to defer (and all shares of deferred stock) are distributed in shares of stock. Pre-2014 stock units may be distributed in cash in lieu of stock if a director made an election in 2013. All post-2013 stock units are only distributable in stock. Partial shares are distributed in cash.

Directors may receive their distribution as a lump sum or in up to ten annual installments. Separate elections apply to amounts earned and vested before January 1, 2005 and amounts earned and vested after December 31, 2004, which solely applies to

2021 Annual Meeting and Proxy Statement   |   29

     DIRECTOR COMPENSATION

Mr. Zenner. If a director elects the installment option, the cash balance during the distribution period will earn interest at the prime rate of our principal commercial bank and deferred stock and stock-settled units will be credited with DEUs until paid.

The following table summarizes the amounts credited to each Director Deferred Compensation Plan account as of December 31, 2020: All values on the following table are determined by multiplying the number of stock units or shares of deferred stock, as applicable, by $283.31, the fair market value of a share of stock on December 31, 2020. A portion of the stock units reported below may relate to deferred compensation that has previously been reported in the "Fees Earned or Paid in Cash" column for the year the underlying compensation was earned by the director.

Director Deferred Compensation Plan at Year-End 2020

Board Member	Cash-Settled Stock Units Value ($)	Vested Stock—Settled Unit and Deferred Stock Value ($)	Unvested Deferred Stock and RSU Value ($)	Total Account Balance ($)
Mark Buthman	$—	$10,850,180	$276,553	$11,126,733
William F. Feehery	—	7,619,999	276,553	7,896,552
Robert Friel	—	69,265	276,553	345,819
Thomas W. Hofmann	—	11,471,846	276,553	11,748,399
Paula A. Johnson	—	12,852,493	276,553	13,129,046
Deborah L. Keller	—	1,760,109	276,553	2,036,662
Myla Lai-Goldman	—	4,241,219	276,553	4,517,772
Douglas A. Michels	2,375,256	9,152,367	276,553	11,804,176
Paolo Pucci	—	1,842,246	276,553	2,118,799
Patrick J. Zenner	—	17,819,204	363,916	18,183,119

30   |   2021 Annual Meeting and Proxy Statement

COMPENSATION COMMITTEE REPORT

Compensation Committee Report

Set forth below is the Compensation Discussion and Analysis, which outlines West's executive compensation programs and policies and how such policies are used to align executive compensation with business performance and shareholder return. This section describes our executive compensation programs for 2020, the compensation decisions made under those programs and the factors considered by the Committee in making those decisions.

In performing its governance function, the Compensation Committee has reviewed and discussed with Management the "Compensation Discussion and Analysis." Based on its review and discussion with Management, the Compensation Committee recommended to the Board, and the Board approved, the inclusion of the "Compensation Discussion and Analysis" in this Proxy Statement and in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Compensation Committee
Douglas A. Michels, Chair Mark A. Buthman William F. Feehery Thomas W. Hofmann

2021 Annual Meeting and Proxy Statement   |   31

     COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

The 2020 Compensation Discussion and Analysis describes and provides disclosure about the objectives and policies underlying our executive compensation program. It details the compensation for each of our Named Executive Officers ("NEOs") and the factors considered by the Committee when making compensation decisions. The NEOs for 2020 are as follows:

  •
  Eric M. Green, President and Chief Executive Officer ("CEO")

  •
  Bernard J. Birkett, Senior Vice President and Chief Financial Officer

  •
  George, L. Miller, Senior Vice President, General Counsel and Corporate Secretary (through December 8, 2020) and an executive officer level Special Advisor to our CEO thereafter

  •
  David A. Montecalvo, Senior Vice President and Chief Operations and Supply Chain Officer

  •
  Silji Abraham, Senior Vice President, Chief Technology Officer
Executive Summary: 2020 Performance at a Glance

West's long-term business strategy includes growing and expanding our products and services to meet the unique needs of our customer groups, operating with excellence to drive efficient utilization of our global manufacturing footprint and building the capabilities of our team to address current and future business needs. This strategy drives our long-term financial construct to grow sales by six to eight percent annually, and achieve improved profitability year over year, and in turn creates a sustainable business that will meet the needs of our customers, patients, shareholders, and team members.

Each year, we have seen growing interest and demand for our high value product offerings, delivery device platforms and our services. Customers are also coming to West for our scientific expertise and insight into the regulatory landscape that governs our industry. This demand has translated into positive results for the business. In 2020, we reported:

  •
  Full-year 2020 sales of $2.147 billion grew 16.7%; organic sales growth was 16.3%; sales from a recent acquisition contributed an additional 10 points of growth; currency translation increased sales by 30 basis points

  •
  Full-year 2020 reported-diluted EPS of $4.57 increased 42% and full-year 2020 adjusted-diluted EPS of $4.76 increased 47%

  •
  Full year 2020 gross profit margin was 35.8%, a 290-basis point increase from the prior year

  •
  Proprietary Products segment gross profit margin expanded by 280 basis points

  •
  Contract-Manufactured Products segment gross profit margin increased by 240 basis points

  •
  Full-year 2020 operating cash flow was $472.5 million, an increase of 28.7%; capital expenditures were $174.4 million, compared to $126.4 million over the same period last year, and represented 8.1% of full-year 2020 net sales; and free cash flow (operating cash flow minus capital expenditures) was $298.1 million, an increase of 23.8%

The foregoing discussion is qualified by the information contained in the performance graph in our 2020 Annual Report, the "Financial Measures and Adjustments" section beginning on page 42 of this Proxy Statement and our non-U.S. GAAP reconciliation set forth in the Form 8-K filed February 18, 2021.

32   |   2021 Annual Meeting and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

2020 Committee Actions and Rationale

Executive Compensation Actions & Results
Reaffirmed West's compensation philosophy of pay-for-performance that aligns executives' incentive compensation with Company performance and stakeholder interests on both a short- and long-term basis, without promoting excessive risk
Reaffirmed continuation of the two-comparator group approach used for executive and director pay and pay-for-performance benchmarking

Approved in December 2019 an increase of the maximum annual incentive award payout from 150% to 200% based on achievement effective January 1, 2020 to align with peer and market practice, attract top talent from the market and drive greater incentive to achieve superior performance
Conducted a review of West's annual global gender pay equity analysis to help to ensure equity and compensation based on job roles as well as ensuring compliance with global reporting requirements

Governance and Compensation

Executive Compensation Philosophy

Our compensation philosophy is to provide competitive executive pay opportunities tied to our short-term and long-term success. This overriding pay-for-performance approach enables us to attract, motivate and retain the type of executive leadership that will help us achieve our strategic objectives and realize increased shareholder value. To achieve these goals, we have adopted the following program objectives:

  •
  Reward achievement of both operating performance and strategic objectives

  •
  Align the interests of West's leaders to those of our investors by varying compensation based on both short-term and long-term business results and delivering a large portion of the total pay opportunity in West stock

  •
  Differentiate rewards based on performance against business objectives to drive a pay-for-performance culture, with a major portion of executive pay based on achievement of financial performance goals

  •
  Promote a balanced incentive focus that does not encourage unnecessary or unreasonable risk-taking

  •
  Be market-competitive to attract and retain highly qualified senior leaders needed to drive a global enterprise

2021 Annual Meeting and Proxy Statement   |   33

     COMPENSATION DISCUSSION AND ANALYSIS

Best Practices that Support Our Executive Compensation Philosophy

The Compensation Committee oversees the governance, design and administration of our executive compensation programs and evaluates these programs against competitive practices, legal and regulatory developments and corporate governance trends.

We continue to incorporate leading design and governance practices into our compensation programs.

What We Do	What We Don't Do

✓

Target Total Direct Compensation at the 50th percentile of our comparator group companies

✓

Provide most of the compensation through performance-based incentives

✓

Conduct realizable-pay-for-performance analyses of our CEO compensation and use tally sheets to provide additional information on the appropriateness and function of our executive pay

✓

Incorporate in our CIC agreements a "double-trigger" feature requiring termination of employment to receive benefits

✓

Require executive officers to meet West stock ownership guidelines and to take a portion of their annual incentive bonus in West shares until ownership guidelines are met

✓

Cancellation or recovery of incentive compensation based on achievement of specified financial results that are the subject of a subsequent restatement or amounts determined to have been inappropriately received due to fraud, misconduct or gross negligence

✓

Engage with an independent consultant to review compensation programs and decisions

✗

No hedging, pledging or engaging in any derivatives trading with respect to our common stock

✗

No repricing or exchange of awards without shareholder approval

✗

No individual severance agreements for executive officers other than CEO

✗

No tax gross ups

✗

No guaranteed incentive payouts

✗

No accelerated vesting of equity awards for executive officers

✗

No above market returns on deferred compensation plans

Say-on-Pay

Each year, we hold a shareholder "Say-on-Pay" advisory vote to assess the support for the compensation of our NEOs as disclosed in our Proxy Statement. In 2020, our Say-on-Pay proposal received more than 96 percent support, consistent with each of the previous three years.

34   |   2021 Annual Meeting and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Program Design

The specific elements of West's executive compensation programs are:

Element	Objective	Type	Key Features
Base Salary	Fair and competitive compensation to attract, retain and reward executive officers by providing a fixed level of cash compensation tied to experience, skills and capability relative to the market	Cash

•

Annual cash compensation that is not at risk

•

Targeted at the 50th percentile of our compensation comparator groups, with variations based on experience, skills and other factors

•

Reviewed annually with adjustments considered based on level of pay relative to the market, individual and Company performance

Short-Term Annual Incentive	Focuses executives on annual results by rewarding them for achieving key budgeted financial targets

Links executives' incentives with those of shareholders by promoting profitable growth

Helps retain executives by providing market-competitive compensation

Cash

•

Annual cash incentive based on achievement of key business metrics: Net Sales, EPS, OCF, and Gross Profit

•

Annual incentive award payouts may vary from 0% to 200% of the targeted award based on achievement

•

Threshold performance required to achieve payment is 85% of target performance goal

Long-Term Incentive Compensation (100% Equity)	Aligns executives' interests with those of shareholders by linking compensation with long-term Company and stock price performance that benefits our team members and shareholders

Serves as both an incentive and retention vehicle for executives through multi-year PSUs and stock options

Promotes a balance of longer-term risk and reward, without encouraging unnecessary or unreasonable risk taking

Annual PSU Grant (50% of long-term incentive compensation award fair market value ("FMV"))

•

PSUs are settled three years from the grant date based on business results over a three-year performance period

•

PSUs (inclusive of DEUs) are paid in shares of Company common stock upon vesting

•

The number of shares (inclusive of accrued DEUs) that may be earned over the performance period is based on achievement against target of two equally weighted measures—Sales CAGR and ROIC—and can range from 0% to 200% of the target award

•

Threshold performance required to achieve payment is 70% for each target performance metric

Annual Nonqualified Stock Option Grant (50% of long-term incentive compensation award FMV)

•

Annual awards vest in four equal annual installments and expire 10 years from the grant date

•

Option exercise prices must be equal to (or exceed) the closing price on the grant date

•

DEUs are not provided on options

Time-Vesting Restricted Stock Units and Retention Options

•

Typically, only used to attract talented executives who are foregoing compensation from prior employer

•

Provides a retention tool for new executives, provides an immediate ownership stake in the Company and alignment with shareholders through an incentive to increase the stock value

2021 Annual Meeting and Proxy Statement   |   35

     COMPENSATION DISCUSSION AND ANALYSIS

Element	Objective	Type	Key Features
Retirement	Attracts and retains executives by providing a level of retirement income and retirement savings in a tax-efficient manner	Retirement Plan

•

Provides retirement income for eligible participants based on years of service and earnings up to U.S. Internal Revenue Code ("Code") limits

•

Provides a defined-benefit plan to pre-2017 hires that transitioned to a cash-balance plan formula in 2007, which was frozen in December 2018

•

Replaced with a non-elective defined contribution amount to our 401(k) Plan in January 2019

Supplemental Executive Retirement Plan, ("SERP")

•

Previously provided retirement income, on a nonqualified basis, in excess of Code limits on the same basis as the Retirement Plan

•

Eligibility was frozen for the SERP in 2017 and benefit accrual ceased in 2018

401(k) Plan

•

Qualified 401(k) plan that provides participants the opportunity to defer taxation on a portion of their income, up to Code limits, and receive a match of 100% on the first 3% and 50% on the next 2% and, in some cases, a non-elective Company contribution

Employee Deferred Compensation Plan

•

Extends, on a nonqualified basis, the 401(k) plan deferrals in excess of Code limits on the same terms and permits deferral of AIP and PSU awards

•

Executives may elect to defer up to 100% of their annual cash compensation

Other Compensation	Perquisites and Other Benefits		• Rarely provided except in exceptional circumstances due to unique situations

Targeted Pay Mix

The chart below illustrates the percentage weighting of each compensation element that comprises the 2020 target TDC for the CEO and the average for the other NEOs. As part of the review of market practices, the Committee approved in December an increase of the annual award payout from 150% to 200% based on achievement. No other changes to the Annual Incentive Plan (AIP) were made nor any changes to the Company's Long-Term Incentive Plan.

36   |   2021 Annual Meeting and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary: 2020 Performance at a Glance Factors Used in the Compensation Process

Compensation Committee

The Compensation Committee (or the "Committee" in this section of the Proxy Statement) reviews and approves the compensation elements and the compensation targets for each of our executive officers. The Committee also makes determinations with respect to the AIP as it relates to our executive officers, including the approval of annual performance goals and subsequent full-year achievement against those goals. It administers all elements of the Company's LTI plan, and approves the benefits offered to executive officers. Compensation decisions for the CEO are reviewed and approved by the full Board of Directors.

The Committee uses its judgment in making decisions about individual compensation elements and total compensation for our NEOs. This judgment is informed by competitive market data but primarily is focused on each NEO's performance against his or her individual performance objectives, as well as the Company's overall financial performance and the financial performance of the function or areas of operational responsibility for each NEO.

In making its decisions, and with guidance from our independent compensation consultant, Pay Governance, the Committee uses several resources and tools, including competitive market information, compensation trends within our comparator groups, where available, and realizable pay versus performance analysis.

The Committee also periodically reviews "tally sheets" for each of our executive officers as one of the tools to help assess the alignment of NEO pay with our performance and compensation philosophy. The tally sheets include salary, equity and non-equity incentive compensation and the value of compensation that would be paid in various termination scenarios. The tally sheets help the Committee to understand the magnitude and interplay of the various components of our compensation programs.

Finally, the Committee evaluates the Company's compensation programs on an annual basis to ensure that our plans do not induce or encourage excessive risk-taking by participants.

Management

Our CEO and Chief Human Resources Officer annually review with the Committee the performance of each executive officer and recommend to the Committee annual merit salary adjustments and any changes in annual or long-term incentive opportunities or payouts for these officers, except for the CEO. The Committee considers Management's recommendations along with data and recommendations presented by Pay Governance.

The CHRO serves as the liaison between the Committee and Pay Governance, providing internal data on an as needed basis so that Pay Governance can produce comparative analyses for the Committee. In addition, the Company's Human Resources, Finance and Law Departments support the work of the Committee by providing information, answering questions and responding to various requests of Committee members as required.

Independent Compensation Consultant

The Committee has engaged Pay Governance as its independent consultant to assist the Committee in evaluating the executive compensation program. The consultant provides no services to us other than advice to the Committee on executive compensation matters (including CIC matters) and to our Nominating and Corporate Governance Committee on director compensation. In 2020, the Committee reaffirmed Pay Governance to be independent from the Company under the applicable NYSE and SEC regulations.

During 2020, Pay Governance performed the following tasks for the Committee:

  ✓
  Provided competitive market data for the compensation of the executive officer group and provided input to the Committee regarding officer pay recommendations (including the CEO)

  ✓
  Assessed incentive plan performance difficulty and provided related context regarding performance metric selection

  ✓
  Updated the Committee on executive compensation trends and regulatory developments

  ✓
  Prepared a realizable pay analysis for the CEO

  ✓
  Assisted with the Company's review of our comparator groups

  ✓
  Provided input on compensation program design and philosophy

  ✓
  Monitored trends and analysis in executive and equity compensation

2021 Annual Meeting and Proxy Statement   |   37

     COMPENSATION DISCUSSION AND ANALYSIS

External Benchmarking

In support of our compensation philosophy, we reference the median compensation values of two compensation comparator groups, which we refer to as the "Business Segment Group" and the "Broad Talent Market Group." Data from both the Business Segment Group (which generally is applicable to the CEO and CFO) and Broad Talent Market Group are used to determine competitive pay practices for our CEO and executive officers in a wholistic manner.

The Business Segment Group is composed of public companies with operational and customer characteristics like our own business operations. These companies initially are identified by Pay Governance and then approved by the Committee with input from Management based on the following criteria: (1) size (approximately one-half to two times our annual sales); (2) industry (healthcare equipment/supplies, industrial manufacturing and life sciences tools/services); and (3) operating structure such as:

  •
  Global footprint with multi-plant manufacturing capabilities

  •
  Similar raw materials and products (elastomers, plastics, metals), and similar intellectual property profile

  •
  Similar customer characteristics (complex sales cycle, quality requirements, regulatory requirements)

The Broad Talent Market Group is a larger and broader sampling of size-appropriate companies that participate in the Willis Towers Watson annual executive compensation database. Unlike the Business Segment Group, the Committee does not select individual members of the Broad Talent Market Group. Companies within the Broad Talent Market Group have annual revenues between 500 million and four billion U.S. Dollars and operate in industries that are similar, but not identical to our own industry. Industries included are: Chemicals and Gases; Electrical and Scientific Equipment and Components; Medical Supplies and Equipment; and Pharmaceutical and Biotechnology.

Given our size and business portfolio, it is challenging to identify a robust sample of appropriate market compensation peers that fit conventional criteria. Therefore, we believe that using a balance of business and talent market references that reflect companies with which we compete for business and capital, and more broadly, those with which we compete for talent, provides the Committee with decision-quality data and context, and reasonably represents our labor market for executive talent.

Below is a chart that lists each company included in the 2020 Business Segment Group and some key data the Committee considered in making the selection for inclusion. The sales data below are generally from 2020 public annual reports with respect to each company, with market capitalization data as of December 31, 2020. All amounts are in millions of U.S. Dollars.

Business Segment Group

Company	Industry	Revenue	Market Capitalization
AptarGroup, Inc.	Materials	$2,860	$8,985
Catalent, Inc.	Health Care Equipment and Services	3,094	19,023
CONMED Corporation	Pharmaceuticals, Biotechnology and Life Sciences	862	3,286
The Cooper Companies, Inc.	Health Care Equipment and Services	2,431	18,514
DENTSPLY SIRONA Inc.	Health Care Equipment and Services	4,029	12,772
Edwards Lifesciences Corporation	Health Care Equipment and Services	4,386	54,765
Gerresheimer AG	Pharmaceuticals, Biotechnology and Life Sciences	1,534	3,352
Integer Holdings Corporation	Health Care Equipment and Services	1,258	2,620
Haemonetics Corporation	Health Care Equipment and Services	988	6,383
Avanos Medical, Inc.	Health Care Equipment and Services	698	2,238
IDEXX Laboratories, Inc.	Health Care Equipment and Services	2,407	41,751
Invacare Corporation	Health Care Equipment and Services	928	334
ResMed Inc.	Health Care Equipment and Services	2,957	30,667
STERIS plc	Health Care Equipment and Services	3,031	15,732
Teleflex Incorporated	Health Care Equipment and Services	2,595	18,085
Varian Medical Systems, Inc.	Health Care Equipment and Services	3,168	16,030
West Pharmaceutical Services, Inc.	Healthcare Equipment and Services	2,146	20,960

38   |   2021 Annual Meeting and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Executive Officer Stock Ownership Guidelines

Within five years of appointment, Officers are expected to acquire shares of West common stock with a value equal to the following:

CEO	Other NEOs
6 times base salary	2 times base salary

The following illustrates the type of equity holdings that count towards stock ownership requirements:

What Counts	What Does Not Count

✓

100% of West shares owned personally or by members of the immediate family sharing the same household

✓

100% of vested shares of West stock held in a qualified or non-qualified deferred compensation plan

✓

60% of unvested RSUs

✓

Unrestricted bonus stock, not a part of matching contributions but subject to matching contribution holding requirements

✗ Unvested stock options and PSUs ✗ Unexercised, vested stock options ✗ Restricted bonus stock subject to matching contribution holding requirements

Until individual share ownership goals are met, executives will receive 25% of their annual bonus in West stock. If after five years the required share ownership has still not been met, the officer must retain 100% of net shares resulting from any equity award vesting or stock option exercise and will have 50% of their annual bonus paid in stock.

As of December 31, 2020, all NEOs have met their required holding share amounts.

Impact of Business Results on Our 2020 Incentive Plans

We have designed our compensation programs to align the pay of our senior executives with both short-term and long-term financial results and the performance of our stock. As such, the majority of pay for our CEO and other NEOs is performance-based and is impacted by our financial results and stock price performance. During 2020, 16% of Mr. Green's Total Direct Compensation was variable based on short-term business performance and 69% was based on long-term goals. For our other executives, approximately 21% of their TDC was variable based on short-term business performance and 47% was based on long-term goals.

Above target achievement of financial metrics for 2020, resulted in a payout greater than 100% for our short-term incentive plan, and a payout above 100% of our long-term incentive plan.

Our AIP paid out at 188.7% of target for the Corporate plan due to above target achievement in all three metrics, driven primarily by a 25.4% overachievement of the EPS target.

Our LTI plan is equally based on achieving sales CAGR and ROIC targets. The payout for the 2018-20 performance period was 154.52% driven by overperformance in both metrics. The sales CAGR for this period achieved 150.29% of the 7% target resulting in a 200% payout factor, which is weighted 50% (contributing 100% to the payout), and our ROIC for this period achieved 104.52% of the target of 13.5% resulting in a 109.04% payout factor, which is also weighted 50% (contributing 54.52% to the payout).

2021 Annual Meeting and Proxy Statement   |   39

     COMPENSATION DISCUSSION AND ANALYSIS

Incentive Compensation: Important Facts about Our Incentive Targets

As in previous years, the Committee evaluates and decides upon the appropriate financial measures to be considered in determining compensation payouts using the following principles:

  •
  Alignment with our growth strategy, supporting profitable growth while generating significant cash from operations, and driving long-term value creation for our customers, team members, investors, and shareholders

  •
  Provide a clear line of sight to the stated goals of the Company, so that the targets are clearly understood and can be affected by the performance of our executives and team members

  •
  Attainable targets, but with a sufficient degree of "stretch" to support growth

  •
  Consistent with market practice

  •
  Currency neutral on sales in order to measure the underlying results of the business and help to ensure business leaders are making decisions that drive long-term sustainable growth rather than addressing short-term currency fluctuations or items impacting comparability

  •
  We make limited adjustments to metrics. At times, adjustments may need to be made when calculating results for awards such as for changes in financial accounting reporting regulations, unexpected changes in costs and other financial implications associated with corporate transactions.

We continually test the robustness of our incentive targets and performance payout curves. The setting of our performance payout curves considers the following:

  •
  Performance levels necessary to achieve our long-term goals and deliver superior shareholder returns

  •
  The difficulty of achieving various levels of performance based on historical and anticipated future results

  •
  Metrics, program designs and results at companies in our Business Segment Group

  •
  Performance relative to our Business Segment Group and anticipated industry trends

  •
  Performance levels necessary to achieve our long-term goals and deliver superior shareholder returns

  •
  The difficulty of achieving various levels of performance based on historical and anticipated future results

  •
  Metrics, program designs and results at companies in our Business Segment Group

  •
  Performance relative to our Business Segment Group and anticipated industry trends

The Committee annually reviews the target setting process to ensure adherence to our principles. This analysis is aided by a retrospective review of our performance compared to that of our competitors and is performed annually by the Board's independent compensation consultant, Pay Governance.

For 2020, we measured the following key financial metrics:

Plan	Financial Metric	Rationale

	Earnings per Share	A comprehensive measure of income and provides an emphasis on profitable growth while focusing managers on expense control

	Consolidated Net Sales	Provides a clear line-of-sight target for all members of our Executive Leadership Team as we strive to create value by growing our sales

AIP	Operating Cash Flow	Provides a focus on generating cash in the short term to fund operations, research and capital projects and focuses managers on cash generation

	Consolidated Gross Profit	Provides focus on targeting efforts on higher value product growth and improving operating efficiencies in our production facilities

LTI	Sales Compounded Annual Growth Rate	Provides an objective measure of net sales growth

	Return on Invested Capital	Drives efficient and disciplined deployment of capital

Note: All metrics are measured at actual foreign currency exchange ("FX") rates except for Consolidated Net Sales, which is measured at budget FX rates to remove the impact of currency fluctuations and allow for a year-to-year comparison.

40   |   2021 Annual Meeting and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Our Annual Incentive Compensation

Target Setting

At the beginning of each year, the Committee and the Board review and approve West's annual business objectives and set the metrics and weightings for the annual incentive program to reflect current business priorities. These objectives translate to targets for West and for each business unit for purposes of determining the target funding of the AIP. Performance against business objectives determines the actual total funding pool for the year, which can vary from 0% to 200% of total target incentives for all executives.

Our reported results may be adjusted when comparing to AIP targets for unusual events outside the control of Management including changes in accounting standards, tax regulations and currency devaluations. We may also exclude certain transactions such as material acquisition or disposition costs including restructuring charges particularly if these items were not included in the performance target. The specific adjustments reviewed and made by the Committee in 2020 are listed in the "Financial Measures and Adjustments" section of this Proxy Statement, and include adjustments for foreign currency exchange (revenue only), stock-based compensation tax benefits, restructuring charges, and amortization on acquisition intangibles.

Target Awards

The target annual incentive awards for our NEOs are set as a percentage of base salary. Target awards are reviewed annually to ensure alignment with our compensation philosophy of targeting each compensation element and Target Direct Compensation at the market median. Variances from this goal are based on an evaluation of competitive market data, internal equity considerations and individual performance. Our payout curve is structured to reflect our philosophy that Management should be rewarded for meeting or exceeding goals and payouts should diminish or are withheld when targets are missed.

The formula to determine each NEO's AIP total potential payment is as follows:

The payout factor is a pre-established multiplier that corresponds, on a sliding scale, to the achievement percentage of the AIP target objective so that if actual performance is less than target, the multiplier decreases on a sliding scale based on the achievement percentage and is based on the following chart:

Achievement %	Payout factor
<85%	0.00%
85%	50.00%
95%	83.35%
100%	100.00%
105%	133.33%
110%	166.67%
≥115%	200.00%

Achievement that falls between any two achievement percentages is straight-line interpolated. The Committee has discretion to adjust payouts positively or negatively to account for exceptional circumstances.

The Committee reviews the AIP scoring, adjustments made thereto and approves the AIP funding level.

Earned incentives paid in 2021 with respect to 2020 results for each metric for our NEOs, all of whom participate in the Corporate metrics AIP, are shown below:

Plan	Metric	Weight	Target	Performance	% Target Achieved	% Payout	Earned Incentive
Corporate	Consolidated Revenue	20%	$1,979.9	$2,145.8	108.4%	156.0%	188.7%
	EPS	60%	$3.58	$4.49	125.4%	200.0%
	Operating Cash Flow	20%	$409.4	$463.1	113.1%	187.3%

2021 Annual Meeting and Proxy Statement   |   41

     COMPENSATION DISCUSSION AND ANALYSIS

Financial Measures and Adjustments

EPS growth for AIP purposes differs from the EPS reported in our Earnings Release under U.S. GAAP and is best explained by reconciling the results used for calculating AIP payments to U.S. GAAP and the Earnings Release. A reconciliation of the financial measures used for the AIP to our Earnings Release financials allows for a meaningful comparison. The following table contains unaudited reconciliations of 2020 U.S. GAAP Consolidated Net Sales, OCF and Reported-diluted EPS to Adjusted Net Sales, Adjusted OCF and Adjusted-diluted EPS for AIP purposes relating to the 2020 AIP Performance Metrics and Achievement Table above. There were no other adjustments.

2020 Consolidated Performance

Reported-diluted EPS(1)	$4.57
Restructuring and related charges	0.07
Pension settlement	0.04
Amortization of acquisition-related intangible assets	0.05
Cost investment impairment	0.03
Adjusted-diluted EPS per Earnings Release	$4.76
Tax Benefit Stock Compensation(2)	(0.27)
Adjusted-diluted EPS for AIP purposes	$4.49

Operating Cash Flow (in millions)	$472.5
Restructuring and related charges	1.4
Deferral of social security tax under CARES Act	(10.8)
Adjusted OCF for AIP purposes	$463.1

Consolidated Net Sales (in millions)	$2,146.9
Foreign-exchange impact vs. budget	(1.1)
Adjusted Net Sales for AIP purposes	$2,145.8

(1)
A full discussion of components of adjusted-diluted EPS is found in our fourth-quarter and full-year 2020 earnings press release filed on Form 8-K with the SEC on February 18, 2021.

(2)
This item was not included in the budgeted EPS target and is deducted for purposes of comparing actual results to our performance targets for the AIP.

Our Long-Term Equity Incentive Compensation

Target Setting

The targets for West's PSUs are set at the beginning of each three-year performance period, considering West's financial guidance and the annual budget as approved by the Board. At the end of the three-year period, the score is calculated based on results against the predetermined targets equally weighted. We use CAGR and ROIC as our performance measures for determining PSU payouts. Each metric is weighted equally because we believe sales CAGR and ROIC are equally important in creating shareholder value over the long-term.

The metrics, goals and weightings for the performance period:

2020—22 PSU Performance Period Targets

Metric	Threshold	Target		Maximum
CAGR	5.25%	7.50%		11.25%
ROIC	9.80%	14.0.	%	21.00%

42   |   2021 Annual Meeting and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Target Awards

LTI compensation opportunities for our executives, including the NEOs, are entirely equity-based. Each NEO's annual target award is split into two equal amounts, which are then used to determine the number of stock options and PSUs awarded to the executive. The value of each stock option is determined under the Black-Scholes valuation method. The value of each PSU is determined by our stock price at the grant date. The actual or realized value of these awards in future years will vary from this target amount based on share price, ROIC and Sales CAGR performance over time. Please refer to Note 14 of our Annual Report on Form 10-K for a complete discussion of our stock-based compensation.

The use of stock options is intended to align our executives' longer-term interests with those of our shareholders because options deliver value to the executive only when and to the extent that share price exceeds the exercise price of the option. Therefore, options provide a strong performance-based link between shareholder value and executive pay.

PSUs entitle the recipient to receive common shares based on achievement of three-year sales CAGR and ROIC targets, which, if achieved, will have resulted in strong returns for our shareholders.

The value of each NEO's long-term grant is determined by the Committee based on its review of peer-group market data, the executive's role and responsibilities, his or her impact on our results, advancement potential, retention considerations, and, in principle, is targeted to the market median.

Performance Share Units

The number of shares earned under the PSUs is based on achievement of sales CAGR and ROIC targets. Each PSU award agreement contains a target payout for the recipient. The number of shares an executive earns at the end of a performance period is calculated by multiplying the target number of PSUs awarded at the beginning of the period times the applicable "payout factor" for each performance metric by the weighting for that performance metric.

Performance Achievement (% of Target)	Payout factor
<70%	0
70%	50%
85%	75%
100%	100%
110%	120%
125%	150%
≥150%	200%

The Committee approves the determination of actual achievement relative to pre-established targets and the number of PSUs is adjusted up or down from 0% to 200% based on the approved actual achievement. The Committee reserves the right to adjust payouts negatively or positively under exceptional circumstances.

Equity Award Grant Practices

Under the Committee's equity-based awards policy and procedures, equity awards to NEOs normally are made once per year. The Company's policy on equity grants contains rules on determining (1) the grant date of equity awards (at least two business days following the release of our annual results for the preceding fiscal year) and (2) the exercise price of stock options granted by the Committee (which must be at least equal to the closing price of our stock on the grant date).

2021 Annual Meeting and Proxy Statement   |   43

     COMPENSATION DISCUSSION AND ANALYSIS

2020 Compensation Decisions

In the first quarter of each year, the Committee meets to determine CEO and Executive Officers' pay decisions for base salary, AIP and LTI award grants reflecting both prior year performance and appropriate positioning versus the representative peer group(s).

Our compensation strategy supports West's business imperatives. It is designed to ensure:

  •
  That executives balance short-term objectives against long-term priorities

  •
  Alignment with shareholder interests

  •
  The Company can attract and retain the leadership needed to deliver strong results
2020 Compensation Decisions for Our CEO

The Chair of the Committee works directly with the Committee's Compensation Consultant to provide a decision-making framework for use by the Committee in determining incentive plan payouts and setting target compensation opportunities for the CEO. This framework considers, among other things:

  •
  Assessment of the CEO's performance against objectives in the prior year, both qualitative and quantitative

  •
  Progress against strategic objectives

  •
  West's total performance over a multi-year period

  •
  Competitive benchmark analysis, and other relevant information
2020 Performance Highlights

Mr. Green's overall compensation decisions were made in the context of the Company's financial performance relative to the approved goals, his continued progression as CEO and the peer group market data.

44   |   2021 Annual Meeting and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

President and Chief Executive Officer: Eric M. Green Hired April 24, 2015

2020 Performance Highlights

•

Led the Company through the COVID-19 pandemic, ensuring team member safety and continued supply to customers, while achieving record sales growth and margin expansion

•

Initiated team member safety, retention and reward programs across the business including work from home arrangements, amended shifts with enhanced health and safety practices and protocols, reductions in travel, increased sick leave for team members and dependents, back-up childcare support, mental health services, and appreciation bonuses

•

Delivered full-year 2020 reported net sales of $2.15 billion, representing growth of 16.7% over the prior year and organic sales growth of 16.3%; and full-year 2020 adjusted-diluted EPS of $4.57, compared to $3.21 in the prior year

•

Expanded operating cash flow to $472.5 million, representing a 28.6% increase over 2019 operating cash flow of $367.2 million

•

Directed capital investments to deliver additional capacity to support and fulfill customer demand of products needed to address the COVID-19 pandemic, as well as for products that will drive future growth opportunities, with a focus on automation and high-value products and devices

•

Delivered four new products, including the FDA approval and launch of the Vial2Bag Advanced™ 20mm Admixture Device, and expanded service capabilities to address unmet customer needs

•

Invested and executed new digital capabilities across the enterprise to enhance the user experience both internally for team members and externally for customers, while fortifying our cyber security measures to manage risk

•

Improved the diversity of our workforce, with increases in both female and minority representation in our senior leader positions and in under-represented minorities in the U.S.-based, professional workforce population

2020 Compensation Decisions

•

Base Salary: The Committee approved an increase in salary from $945,000 to $1,000,000 (5.8% increase) based upon business performance, targeted market-pay positioning and the external market data on competitive pay levels provided by Pay Governance

•

AIP Target Opportunity: 105%, flat from 2017, representing target opportunity of $1,050,000, which was found to be market-competitive

•

2020 AIP Payout (paid in March 2021): $1,981,350 representing 188.7% of target.

•

LTI Award for 2020-22 Performance Period: $4,500,000 grant date fair value, split 50% stock options and 50% PSUs to align to the market median and drive greater retention value

For 2020, at target, 85% of Mr. Green's pay was at risk and subject to attainment of specific performance goals. With these changes, Mr. Green's annual TDC opportunity increased 6.7%, from $6,137,250 in 2019 to $6,550,000, resulting in parity with the market median of the peer group.

2021 Annual Meeting and Proxy Statement   |   45

     COMPENSATION DISCUSSION AND ANALYSIS

Senior Vice President and Chief Financial Officer: Bernard J. Birkett Hired June 21, 2018

2020 Performance Highlights

•

Led strong financial management of business that led to full-year 2020 operating cash flow of $472.5 million, an increase of 28.7%; strategic investments in capital to drive future growth; and free cash flow of $298.1 million, an increase of over 23.8%

•

Built strong working relationships with the investor community by delivering a consistent and predictable cadence of communication from West management that provided clarity and confidence in West's business strategy and in its response to the COVID-19 pandemic

•

Led the development of a refreshed five-year, long-term strategic plan for West, incorporating future business development initiatives

•

Developed the Finance Team, including the addition of a new head of Internal Audit, the creation of a Costing and Shared Services function and a reorganization of the leadership team to best support West's current and future business aspirations

•

Served as the key liaison to external auditor, PwC, and to the Audit and Finance Committees ensuring strong working relationships

•

Awarded CFO of the Year by the Philadelphia Business Journal

2020 Compensation Decisions

•

Base Salary: 5.8% increase, raising base to $600,000 from $567,000

•

AIP Target Opportunity: 70% of base salary, flat from 2018, representing target opportunity of $420,000

•

2020 AIP Payout (paid in March 2021): $792,540, representing 188.7% of target

•

LTI Award for 2020-22 Performance Period: $1,000,000 grant date fair value, split 50% stock options and 50% PSUs.

For 2020, at target, 70% of Mr. Birkett's pay was at risk and subject to attainment of specific performance goals.

Special Advisor to CEO; Previously Senior Vice President, General Counsel & Corporate Secretary : George L. Miller
Hired November 2015 to December 2020—Assumed Executive Officer Level Special Advisor Position December 8, 2020

2020 Performance Highlights

•

Oversaw the Enterprise Risk Management Program and served as an Executive Sponsor of the West Crisis Management Team that served as the backbone to West's response to the COVID-19 pandemic

•

Drove the Corporate Responsibility (CR) Program, which was recognized with the following awards in 2020: Top 25 Performer of 100 Most Sustainable Companies in America by Barron's and Ranked #4 in Top 50 Best ESG Companies by Investor's Business Daily

•

Led the Company's team member safety response to the COVID-19 pandemic which included instituting new safety measures at all 25 manufacturing plants to ensure the safe continuity of business

•

Managed the Company's Intellectual Property strategy, protecting the Company's assets and securing 290 new patents in 2020

•

Ensured a successful transition for the Company's new Senior Vice President and General Counsel, in light of announcement to retire in February of 2021

2020 Compensation Decisions

•

Base Salary: 3.2% increase, raising base to $454,000 from $440,000

•

AIP Target Opportunity: 65% of base salary, flat from 2018, representing a target opportunity of $295,100

•

2020 AIP Payout (paid in March 2021): $556,854 representing 188.7% of target

•

LTI Award for the 2020-22 Performance Period: $600,000 grant date fair value award—flat from 2019 and split 50% stock options and 50% PSUs.

For 2020, at target, 66% of Mr. Miller's pay was at risk and subject to attainment of specific performance goals.

46   |   2021 Annual Meeting and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Senior Vice President and Chief Operations and Supply Chain Officer: David A. Montecalvo Hired September 2016

2020 Performance Highlights

•

Delivered a Global Operations and Supply Chain plan which saw significant improvements in quality and service metrics for customers, exceeded cost reduction objectives and maintained the product supply to customers amidst the COVID-19 pandemic

•

Achieved 2020 consolidated gross margin expansion of 290 basis points

•

Achieved Contract Manufactured-Products market unit gross margin of 17.2% (up from 14.8% in 2019)

•

Increased ROIC to 16.9% (up from 13.8% in 2019), driven by efforts to significantly improve asset utilization across global operations and operations rigor applied to new investments

•

Led Global Operations to flex with significant and frequent demand changes at our plants due to the COVID-19 pandemic and delivered on-time and in-full for more than 99% of customers producing vaccines in 2020, and significantly increased capacity ahead of plan for diagnostics customers

•

Prioritized team member safety and engagement throughout the year, by enabling work from home opportunities, modifying shift schedules and implementing additional safety measures at all work sites. To recognize and reward team, issued an "Appreciation Bonus" for our direct labor team members in Q2 and Q4

•

Secured and implemented key investments to support High Value Product automation, as well as elastomer, seal and device capacity expansions to support West's long-term business plans

2020 Compensation Decisions

•

Base Salary: 5.9% increase, raising base to $450,000 from $425,000

•

AIP Target Opportunity: 65% of base salary, flat from 2018, representing a target opportunity of $292,500

•

2020 AIP Payout (paid in March 2021): $551,948 representing 188.7% of target

•

LTI Award for the 2020-22 Performance Period: $500,000 grant date fair value award—flat from 2017 and split 50% stock options and 50% PSUs

For 2020, at target, 64% of Mr. Montecalvo's pay was at risk and subject to attainment of specific performance goals.

Senior Vice President, Chief Technology Officer: Silji Abraham Hired February 26, 2018

2020 Performance Highlights

•

Executed West's digital transformation across three key pillars: external experience, internal experience and the digitization of our products, while managing to a flat cost structure

•

Launched an upgraded Enterprise Resource Planning System (S/4 HANA) on January 1, 2021, with minimal disruption to the business, enabling better data management across West's global network of plants and offices

•

Launched a new Global HR system ("One-HR") that offers all team members a consumer grade user experience to interact with West's systems and enables all HR data to be managed centrally

•

Implemented a new e-commerce platform to support better online customer ordering, including a new option to re-order lab services; as well as a new real-time monitoring program for key manufacturing processes to optimize throughput opportunities

•

Promoted to serve as Chief Technology Officer in addition to previous role overseeing the Digital and Transformation Teams and delivered a new comprehensive strategy and framework for R&D

•

Named a Minority Business Leader by the Philadelphia Business Journal

2020 Compensation Decisions

•

Base Salary: $445,000

•

AIP Target Opportunity: 65% of base salary representing a target opportunity of $289,250

•

2020 AIP Payout (paid in March 2021): $545,815 representing 188.7% of target.

•

LTI Award for the 2020–22 Performance Period: $550,000, split 50% stock options and 50% PSUs as provided to other recently hired officers and required to off-set loss of equity from previous employer

•

Recognition LTI Award: In October Mr. Abraham assumed responsibility for R&D in addition to his prior role as Chief Digital and Transformation Officer and his new title became Chief Technology Officer. In recognition of his expanded role and to further align his pay with the long-term interests of shareholders, Mr. Abraham was awarded a promotional award of $250,000, split 50% stock options and 50% RSUs

For 2020, at target, 71% of Mr. Abraham's pay was at risk and subject to attainment of specific performance goals.

2021 Annual Meeting and Proxy Statement   |   47

     COMPENSATION DISCUSSION AND ANALYSIS

Other Compensation Practices

Post-Employment Compensation Arrangements

During 2020, all NEOs were eligible to participate in our defined contribution retirement plan for all team members. In addition to the standard benefits available to all eligible team members, we maintain nonqualified retirement plans in which these executives participate in the same capacity as eligible salaried team members.

All tax-qualified defined benefit plans have a maximum compensation limit and a maximum annual benefit, which limits the benefit to participants whose compensation exceeds these limits. The nonqualified retirement plans offered by the Company provide benefits to key salaried team members, including each NEO, using the same benefit formulas as the tax-qualified plans but without regard to the compensation limits and maximum benefit accruals for tax-qualified plans.

Severance Plan Arrangements

West also provides our NEOs with benefits upon termination in various circumstances, as described under "Estimated Payments Following Termination" and "Payments on Termination in Connection with a Change-in-Control" sections below.

The purpose of the Executive Change in Control Severance Pay Plan is to provide compensation in the case of termination of employment in connection with an acceleration event. The Executive Change in Control Pay Plan applies to all of our NEOs with the exception of Mr. Green. The severance terms for Mr. Green in the event of an acceleration event were covered under his employment agreement. The provisions of this plan are specifically designed to address the inability of senior executives to influence the Company's future performance after certain change of control events. We believe that our existing arrangements help executives remain focused on our business in the event of a threat or occurrence of a change in control and encourage them to act in the best interests of the shareholders in assessing and implementing a transaction. The Company's CIC agreements do not include excise tax gross-ups and single-triggers where benefits would be paid without a termination of employment. Additionally, our CIC agreements include a cutback in payments and benefits if the NEO would be in a more favorable after-tax position and provide that no benefits are payable upon a voluntary resignation that is not due to "good reason."

With regard to Mr. Green's severance arrangement, we believe severance pay is necessary to attract and retain a quality CEO candidate and that the benefits of securing a release of claims, cooperation and non-disparagement provision from Mr. Green upon an involuntary termination are significant. Mr. Green has a separate employment agreement that contains many provisions similar to those contained in the form of Change in Control Agreement for other officers, but also includes other terms and conditions that resulted from negotiations relating to compensation and termination.

The terms and conditions of all these agreements are described in more detail in the Compensation Tables section of this Proxy Statement.

During 2020, the Committee approved changes to our U.S.-based severance plan, which previously excluded officers, to include officers who do not have separate arrangements like Mr. Green. These changes, which were made to bring the Company in alignment with market practices, were effective January 1, 2021 and provide a period of transition for senior executives. The terms are consistent with those for all U.S. salaried team members and the length of severance benefit is dependent upon years of service and job level. The plan generally provides for severance payments if the Company terminates a senior executive's employment without cause. For officers, the severance payment is equal to one years' salary and benefits continuation at active participant rates provided the officer has a minimum of one year of service. In addition, all team members are eligible for job transition assistance. To receive benefits under the plan, team members must agree to certain restrictive covenants and a waiver of all claims against West.

Personal Benefits

The benefits provided to our NEOs are generally the same as or consistent with those provided to our other salaried team members. However, upon hire, Mr. Birkett, an Irish citizen, was provided tax planning and preparation reimbursement up to $15,000 per year (not subject to gross-up). This was due to a unique challenge regarding his change from an expatriate package at his prior employer to a local hire at West as well as complications due to the relocation of a non-U.S. citizen.

Retention Cash

Occasionally, the Committee pays signing and retention bonuses in cash. These bonuses may have repayment obligations. The primary purpose of these payments is to replace equity or cash payments a new officer will forfeit from his/her former employer upon joining West.

48   |   2021 Annual Meeting and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Realizable Pay Analysis

The Committee works with Pay Governance to review pay granted and realizable by the CEO in the context of West's performance. Realizable pay is calculated using actual bonuses earned, end of period stock values and in-the-money value of stock options granted during the year. It takes a retrospective look at pay versus performance. The analysis showed that there was a high correlation between the realizable pay earned by our CEO and the Company's performance as measured by total shareholder return, sales CAGR, ROIC, and similar financial metrics compared to other members in our Business Segment Group. The Committee determined this analysis is consistent with its pay-for-performance philosophy and that our incentive plans are operating as intended.

Risk Considerations in Our Compensation Programs

The Committee, in consultation with our internal auditor and our independent compensation consultant, has reviewed our compensation policies and practices for our officers and team members and concluded that any risks arising from these policies and programs are not reasonably likely to have a material adverse effect on the Company. The Committee believes that the mix and design of the elements of our compensation program are appropriate and encourage executive officers and key team members to strive to achieve goals that benefit the Company and our shareholders over the long term.

Our compensation policies and procedures are applied uniformly to all eligible participants. By targeting both company-wide and business-unit performance goals in our annual bonus plans and long-term compensation, we believe we have allocated our compensation between base salary and short- and long-term target opportunities in a way that does not encourage excessive risk-taking by our team members.

Policy on Hedging and Pledging

We prohibit directors, officers and team members from engaging in hedging or monetization transactions, such as zero-cost collars and forward sale contracts, which would allow them to continue to own our common stock, but without the full risks and rewards of ownership. We also prohibit directors, NEOs and other senior team members from engaging in pledging, short sales or other short-position transactions in our common stock.

Impact of Tax and Accounting Treatment

The Committee selects compensation vehicles that will, in its view, create the best link between pay and performance. Generally, the accounting and tax treatments of executive compensation has not been a significant factor in the Committee's decisions regarding the amounts or types of compensation paid. Our programs have been designed to maximize deductibility under applicable tax law unless it conflicts with our compensatory goals. The Committee also considers the impact of changes to accounting regulations and tax law when reviewing elements of compensation, including equity and other performance-based awards.

2021 Annual Meeting and Proxy Statement   |   49

     COMPENSATION TABLES

Compensation Tables

The following tables, narrative and footnotes discuss the compensation of the NEOs during 2020.

2020 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings(2) ($)	All Other Compensation	Total
Eric M. Green	2020	989,423	—	2,250,128	2,250,027	1,981,350	45,620	125,748	7,642,296
President & Chief Executive	2019	935,769	—	2,100,020	2,100,017	1,228,406	51,963	117,513	6,533,687
Officer	2018	879,615	—	1,776,454	1,750,014	865,132	64,977	42,621	5,378,813
Bernard J. Birkett	2020	593,654	—	500,086	500,006	792,540	—	72,084	2,458,370
SVP, CFO &	2019	564,385	91,667	383,257	375,003	491,362	—	35,208	1,940,882
Treasurer Finance	2018	279,231	390,000	1,312,465	312,529	190,511	—	319,060	2,803,795
George Miller(3)	2020	451,308	—	300,017	300,035	556,854	4,388	43,772	1,656,373
Sr VP General Counsel &	2019	438,154	—	351,848	300,002	354,068	5,444	42,906	1,492,422
Corporate Secretary	2018	426,000	—	351,916	299,968	256,222	47,499	24,844	1,406,449
Silji Abraham	2020	440,769	—	400,028	399,968	545,815	—	42,010	1,828,589
SVP & Chief Digital &	2019	421,000	—	240,645	200,002	340,388	—	35,104	1,237,139
Transf Officer	2018	339,038	68,333	599,972	199,985	241,552	—	42,640	1,491,521
David A. Montecalvo	2020	445,192	—	250,130	250,003	551,948	8,881	44,006	1,550,160
SVP Global Operations &	2019	421,923	—	211,244	200,002	341,998	10,591	37,728	1,223,485
Supple Chain	2018	401,461	—	407,135	400,037	264,290	30,296	16,392	1,519,612

(1)
This amount for 2019 represents a lump-sum relocation allowance for Mr. Birkett. These amounts in 2018 represent a sign-on cash bonus paid to Mr. Birkett upon hire and a lump-sum relocation allowance for Mr. Abraham.

(2)
These amounts are an estimate of the increase in actuarial present value of each of our NEO's age 65 accrued benefit under our retirement plans for 2020. Amounts are payable only when a participant's employment terminates and may be reduced if benefits are commenced prior to age 65. Assumptions underlying the estimates are described under the 2020 Pension Benefits Table.

(3)
Mr. Miller was not a NEO in 2018 however his 2018 compensation is reflected above per SEC guidelines.

50   |   2021 Annual Meeting and Proxy Statement

COMPENSATION TABLES

Stock Awards

Stock Awards Grant Date Fair Value (Target) 2018-20

	2020		2019		2018

Name	PSU Awards ($)	RSU Awards ($)	PSU Awards ($)	Incentive Shares ($)	PSU Awards ($)	Incentive Shares ($)	RSU Awards ($)
Eric M. Green	2,250,128	—	2,100,020	—	1,750,042	26,412	—
Bernard J. Birkett	500,086	—	375,084	8,173	312,549	—	999,915
George Miller	300,017	—	300,047	—	300,115	—	—
Silji Abraham	275,073	124,954	200,100	40,545	199,991	—	399,981
David A. Montecalvo	250,130	—	200,100	11,145	399,974	7,161	—

PSU and Incentive Share terms and conditions are described in the "Compensation Discussion and Analysis" section of this Proxy Statement. Each share is valued as of the grant date. The table below shows the maximum payout for PSU awards made in 2020, 2019 and 2018.

Stock Awards PSU Grant Date Maximum Value 2018-20

Name	2020 ($)	2019 ($)	2018 ($)
Eric M. Green	4,500,256	4,200,040	3,500,083
Bernard J. Birkett	1,000,172	750,168	625,098
George Miller	600,034	600,094	600,229
Silji Abraham	550,147	400,199	399,981
David A. Montecalvo	500,259	400,199	799,947

2021 Annual Meeting and Proxy Statement   |   51

     COMPENSATION TABLES

Option Awards

The amounts in the "Option Awards" column reflect the grant date fair value in each year, computed according to FASB ASC Topic 718. We use the Black-Scholes option pricing model to calculate grant date fair value based on the following assumptions for the named recipients:

Option Awards FASB ASC Topic 718

	Oct 29, 2020	Feb 18, 2020	Feb 19, 2019	Jun 21, 2018	Feb 26, 2018	Feb 20, 2018
Expected Life (Years)	5.7	5.7	5.6	5.6	5.6	5.6
Rick-Free Interest Rate	0.47%	1.36%	2.34%	2.63%	2.64%	2.68%
Dividend Yield	0.27%	0.42%	0.66%	0.89%	0.74%	0.71%
Expected Volatility	24.65%	22.31%	22.46%	20.71%	19.69%	19.69%
Black-Scholes Value	$63.92	$39.21	$24.51	$22.51	$19.01	$19.95
Recipients	Abraham	All NEOs	All NEOs	Birkett	Abraham	Green Montecalvo Miller

For a more detailed discussion of the assumptions used to calculate grant date fair value for our options, refer to Note 14 to the consolidated financial statements included in our 2020 Annual Report.

Non-Equity Incentive Plan Compensation

The amounts in the "Non-Equity Incentive Plan Compensation" column are AIP awards made with respect to 2020 performance. AIP awards are paid in cash, except participants may elect to have up to 100% paid in Company common stock on a pre-tax or after-tax basis.

52   |   2021 Annual Meeting and Proxy Statement

COMPENSATION TABLES

All Other Compensation

The amounts in the "All Other Compensation" column consist of: (1) for all NEOs, the total of the Company matching contributions made in 2020 on cash deferrals to the Employee Deferred Compensation Plan and 401(k) plan and any non-elective contributions made on behalf of participating team members (to the extent these amounts exceed the applicable Code limits, they are also reflected in the 2020 Nonqualified Deferred Compensation Plan Table); (2) Company-paid life insurance premiums; (3) DEUs credited in 2020 on unearned PSUs (assuming a 100% performance level) and unvested time-vesting restricted stock or RSUs, whether or not those awards have been deferred; and (4) reimbursements for tax assistance services included in Mr. Birkett's offer of employment, this amount is not grossed-up for taxes.

Components of All Other Compensation—2020

Name	Defined Contribution Plan Company Contributions ($)	Life Insurance ($)	Dividends & Dividend Equivalents ($)	Other ($)	Total ($)
Eric M. Green	77,935	546	46,908	—	125,388
Bernard J. Birkett	43,950	546	12,977	14,610	72,084
George Miller	35,561	480	7,371	—	43,412
Silji Abraham	34,835	462	6,713	—	42,010
David A. Montecalvo	35,016	464	8,347	—	43,826

2021 Annual Meeting and Proxy Statement   |   53

     COMPENSATION TABLES

2020 Grants of Plan-Based Awards Table

The following table provides information on stock options and PSUs granted to our NEOs in 2020.

		Estimated Future Payout Under Non-Equity Incentive Plan Awards (AIP)(1)			Estimated Future Payout Under Equity Incentive Plan Awards(2)			All other Stock Awards: Number of Stock or	All Other Options Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock And Option

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)(3)	Options (#)	Awards ($/sh)	Awards ($)(4)
Eric M. Green	2/18/2020	525,000	1,050,000	2,100,000
	2/18/2020				6,495	12,990	25,980				2,250,128
	2/18/2020								57,384	173.22	2,250,027
Bernard J. Birkett	2/18/2020	210,000	420,000	840,000
	2/18/2020				1,444	2,887	5,774				500,086
	2/18/2020								12,752	173.22	500,006
George Miller	2/18/2020	147,550	295,100	590,200
	2/18/2020				866	1,732	3,464				300,017
	2/18/2020								7,652	173.22	300,035
Silji Abraham	2/18/2020	144,625	289,250	578,500
	2/18/2020				794	1,588	3,176				275,073
	2/18/2020								7,012	173.22	274,941
	10/29/2020							454			124,954
	10/29/2020								1,956	275.23	125,028
David A. Montecalvo	2/18/2020	146,250	292,500	585,000
	2/18/2020				722	1,444	2,888				250,130
	2/18/2020								6,376	173.22	250,003

(1)
These amounts represent the minimum, target and maximum awards under the AIP. The amounts are not reduced to reflect any elections to defer receipt of an executive's cash bonus or bonus shares under any deferred compensation plan.

(2)
These amounts represent PSUs that may vest depending on attainment of performance targets over a three-year performance period. The amounts in this column are not reduced to reflect any elections to defer receipt of an executive's PSUs under any deferred compensation plan.

(3)
The RSUs listed in this column represent incentive shares vesting 100% after four years. The grant date of the incentive shares was October 29, 2020, when the grant date fair value was $275.23 per share.

(4)
This column consists of the fair value of options and stock awards granted during 2020. The per-option grant date fair value (under FASB ASC Topic 718) was $39.21 for all options granted on February 18, 2020 and $63.92 for the options granted to Mr. Abraham on October 29, 2020. The grant date fair value for the PSUs granted on February 18, 2020 was $173.22. The grant date fair value for the RSUs granted to Mr. Abraham on October 29, 2020 was $275.23 . For the assumptions made in determining grant date fair values, refer to Note 14 to the consolidated financial statements included in our 2020 Annual Report.

54   |   2021 Annual Meeting and Proxy Statement

COMPENSATION TABLES

Outstanding Equity Awards at Year-End 2020

The following table contains information on the current holdings of stock options, unearned PSUs, RSUs, and restricted stock held by our NEOs on December 31, 2020.

	Option Awards(1)					Stock Awards

						Restricted Stock / RSUs(2)		Bonus Incentive Awards(3)		PSUs(4)—Equity Incentive Plan Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Bonus Incentive Shares or Units That Have Not Vested (#)	Market Value or Payout Value of Unearned Shares or Units or Other Rights That Have Not Vested ($)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value or Payout Value of Unearned Shares or Units or Other Rights That Have Not Vested ($)
Eric M. Green(5)								860	243,508	106,787	30,253,836
Hire Grant 1	4/24/2015	164,320		57.38	4/24/2025
Hire Grant 2	4/24/2015	53,996		57.38	4/24/2025
Hire Grant 3	4/24/2015	79,816		57.38	4/24/2025
	2/23/2016	86,732		59.64	2/23/2026
	2/21/2017	62,712	20,904	83.47	2/21/2027
	2/20/2018	43,860	43,860	89.64	2/20/2028
	2/19/2019	21,420	64,260	102.51	2/19/2029
	2/18/2020		57,384	173.22	2/18/2030
Bernard J. Birkett(6)						5,006	1,418,286	77	21,955	19,410	5,498,935
	6/21/2018	6,942	6,942	100.92	6/21/2028
	2/19/2019	3,825	11,475	102.51	2/19/2029
George Miller(7)										16,140	4,572,572
Hire Grant 1	11/19/2015	14,584		62.30	11/19/2025
	2/23/2016	26,020		59.64	2/23/2026
	2/21/2017	12,543	4,181	83.47	2/21/2027
	2/20/2018	7,518	7,518	89.64	2/20/2028
	2/19/2019	3,060	9,180	102.51	2/19/2029
	2/18/2020		7,652	173.22	2/18/2030
Silji Abraham(8)						2,019	572,020	383	57,622	11,806	3,344,682
	2/26/2018	2,760	5,260	86.24	2/26/2028
	2/19/2019	2,040	6,120	102.51	2/19/2029
	2/18/2020		7,012	173.22	2/18/2030
	10/29/2020		1,956	275.23	10/29/2030
David A. Montecalvo(9)						184	52,018	234	66,236	15,855	4,491,950
	2/21/2017		2,786	83.47	2/21/2027
	2/20/2018	10,026	10,026	89.64	2/20/2028
	2/19/2019	2,040	6,120	102.51	2/19/2029
	2/18/2020		6,376	173.22	2/18/2030
(1)
All options are exercisable in 25% annual increments beginning one year from the grant date, except as noted in footnote 5 for Mr. Green.

(2)
RSUs granted to Mr. Birkett and Mr. Montecalvo upon hire. Awards for Mr. Abraham includes retention RSUs granted upon hire as well as a recognition award granted on October 29, 2020. Vesting of awards for Mr. Birkett, Mr. Abraham and Mr. Montecalvo are discussed in footnotes 6, 8, 9 respectively. All RSUs granted also earn DEUs, which are subject to the same vesting schedule as the underlying RSU.

(3)
Bonus Incentive Awards are time-vesting restricted incentive shares granted when a NEO elects to receive a portion of his or her bonus in stock, whether or not the bonus is deferred under the Employee Deferred Compensation Plan. The restricted incentive shares were granted on February 14, 2017 (Mr. Green and Mr. Montecalvo) and February 20, 2018 (Mr. Green and Mr. Montecalvo) and March 1, 2019 (Mr. Birkett, Mr. Abraham, Mr. Montecalvo), in each case, are 100% vested four years from the grant date if the bonus share to which the incentive share relates has not been sold and the team member has not terminated employment. The incentive shares will also vest 25% per year upon retirement, but no NEO who currently has outstanding incentive shares is yet eligible to retire. Unvested incentive shares are forfeited on employment termination. Dividends are paid on all unvested restricted shares and reinvested as additional stock subject to the same vesting requirements as the underlying shares. The market value of all restricted shares and RSUs is based on the closing price of our common stock on December 31, 2020 of $283.31.

(4)
Except as noted for Mr. Birkett and Mr. Abraham, who received some PSUs on their hire dates, these PSUs were awarded on February 20, 2018, February 19, 2019 and February 18, 2020 and each covers a three-year performance period. PSUs were granted on their respective hire dates. This table includes as outstanding the 2018-20 PSUs awards that were distributed in February 2021, because the performance is not actually determined and certified by the Committee until the first quarter of 2021. The 2019 and 2020 awards will be earned (if at all) on December 31, 2021 and December 31, 2022, respectively, subject to the satisfaction of the applicable performance criteria and generally subject to the recipient's continued employment through those dates. As required by the SEC's disclosure rules, because the performance for the most recently completed fiscal year was more than 100%, the number of PSUs shown assumes that a maximum payout of 200% will be achieved for all three awards. Fair market value of the unearned PSUs is based on the closing price of our common stock on December 31, 2020 of $283.31. The amounts are not reduced to reflect any elections to defer receipt under the Employee Deferred Compensation Plan.

2021 Annual Meeting and Proxy Statement   |   55

     COMPENSATION TABLES

(5)
The options denoted as Hire Grant 1 for Mr. Green in the table above vested 57.1% on April 24, 2018. The remaining 42.9% of these retention options and shares vested on April 24, 2020. The options denoted as Hire Grant 2 for Mr. Green were 25% vested upon the grant date and the remaining options vested in 25% increments on February 24th of each following year. The options denoted as Hire Grant 3 for Mr. Green vested in 25% increments on February 23rd of each year following grant. All other option grants are subject to the vesting schedules set forth in footnote 1 above.

(6)
The RSUs granted to Mr. Birkett will vest 25% on the anniversary of the grant provided that he remains employed by the Company, terminates with "good reason," is terminated without "cause" by the Company, dies, or becomes disabled. The options awarded upon hire will vest in 25% increments on the anniversary of the grant.

(7)
The options denoted as Hire Grant 1 for Mr. Miller in the table above will vest in 25% increments on February 23rd of each year following grant. These option vesting schedules are consistent with schedules for active team members as of February 2015. Beginning with the options and PSUs granted on February 19, 2019, the Committee defined "Qualifying Retirement" for Mr. Miller, as remaining employed with West for five years of service. Upon attainment of five years of service, the awards granted on February 19, 2019 and February 18, 2020 will continue to vest and all options will retain the original expiration date. Any subsequent awards will receive Qualifying Retirement Treatment should Mr. Miller attain five years of service and retire on or after October 1 of the grant year. This revised definition does not apply to awards granted prior to 2019.

(8)
Mr. Abraham received RSUs upon his hire on February 26, 2018 which will vest in one-third increments on the anniversary of the grant. Mr. Abraham also received 454 retention RSUs on October 29, 2020 which will vest 100% on the fourth anniversary of the grant date. All RSUs granted to Mr. Abraham will vest provided that he remains employed by the Company, terminates with "good reason," is terminated without "cause" by the Company, dies, or becomes disabled. The options awarded upon hire and on October 29, 2020 as part of a retention award will vest in 25% increments on the anniversary of the grant.

(9)
The RSUs granted to Mr. Montecalvo on his hire date will vest 100% on September 26, 2021 provided that he remains employed by the Company, terminates with "good reason," is terminated without "cause" by the Company, dies, or becomes disabled. All other grants are subject to the vesting schedules set forth in footnotes 1 and 4 above.

56   |   2021 Annual Meeting and Proxy Statement

COMPENSATION TABLES

2020 Option Exercises and Stock Vested Table

The following table provides information about the value realized by our NEOs on the vesting of stock awards and units during 2020. None of the NEOs exercised any options in 2020.

2020 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Eric M. Green	—	—	28,552	5,248,908
Bernard Birkett	—	—	2,500	541,500
George Miller	9,000	2,109,341	3,016	522,449
Silji Abraham	2,500	289,228	1,561	247,213
David A. Montecalvo	19,150	3,629,581	2,011	348,345

(1)
The value realized is equal to the difference between the option exercise price and the fair market value of our common stock on the date of exercise, multiplied by the number of options exercised.
(2)
This column includes PSUs that were awarded in 2017 and earned in 2019, and paid in 2020 to all NEOs except Mr. Birkett, whether or not either award was deferred under the Employee Deferred Compensation Plan. This column also includes vesting of a new hire RSU awarded to Mr. Green on April 25, 2015 vesting over a five-year period and the partial vesting of Mr. Birkett's and Mr. Abraham's new hire RSU awards. For RSUs and PSUs, the total includes additional shares awarded pursuant to DEUs, which are credited on unvested PSUs over the three-year vesting period at a rate that assumes the participant will earn the target award. For PSUs, at the time of the payout, the credited DEUs are then increased or decreased based on the payout factor earned for the applicable three-year performance period. Because the payout factor earned for the 2017-19 performance period was 82.61%, the number of DEUs accrued over that period was multiplied by 82.61%. The following table shows the PSU payouts that vested, and the number of additional shares distributed due to DEUs.
(3)
The value of the PSUs was determined by multiplying the number of vested units by $173.22, the fair market value of our common stock on the payout date, February 18, 2020. The value of the RSUs for Mr. Green, Mr. Birkett and Mr. Abraham was determined by multiplying the number of vested units by the fair market value of our common stock on April 24, 2020, June 19, 2020 and February 26, 2020 respectively.

2017-20 PSU and 2020 RSU Vesting

Name	PSUs Earned	Dividends Equivalents Paid on PSU Payouts	RSUs Earned	Dividends Equivalents Earned
Eric M. Green	14,846	235	13,071	400
Bernard Birkett	—	—	2,477	23
George Miller	2,969	47	0	0
Silji Abraham	—	—	1,546	16
David A. Montecalvo	1,980	31	0	0

2021 Annual Meeting and Proxy Statement   |   57

     COMPENSATION TABLES

2020 Pension Benefits

Qualified Retirement Plan

Until December 31, 2006, we maintained a final average pay defined benefit pension plan, which calculated retirement benefits for all salaried participants as a percentage of average annual earnings. Each participant's accrued benefit under the Retirement Plan's pension formula was frozen, and the pension benefits related to service on or after January 1, 2007 for all existing and new participants are expressed as a "cash balance" type formula. Under the cash balance approach, an allocation is made at the end of each calendar year (or on employment termination, if earlier) to a participant's hypothetical cash balance account. The allocation is determined by the age of the participant and the percentage of annual compensation for that age band pursuant to the basic cash balance formula.

Each year, the balance in the hypothetical account will be credited with interest at a rate equal to the average 30-Year Treasury Bond Rate for November of the year prior to the year the interest is credited or 3.3%, if greater.

In general, the compensation used for determining a participant's benefits under the retirement plan consists of base salary, overtime, annual incentive awards (paid in cash or stock), and other cash remuneration, plus a participant's contributions to our 401(k) plan.

We froze pay credits to the Retirement Plan as of December 31, 2018. Only interest credits will continue to accrue on previously accrued benefits for eligible participants on January 1, 2019 and beyond. No team members hired on or after January 1, 2017 are eligible for the Retirement Plan. In lieu of the Retirement Plan benefits, we have made enhancements to our 401(k) plan, including a non-elective contribution, which is currently 3% of a participant's compensation, subject to applicable Code limits and vesting requirements.

Normal retirement age under the Retirement Plan is 65. Participants with ten years of service may retire and commence payment of their frozen benefits upon reaching age 55, with reduced benefits based on their age at the retirement date. A participant may begin distribution of his or her cash balance benefits on employment termination, without regard to age or years of service, but will forego future interest credits.

The benefit that each participant will receive at retirement will be the sum of the accrued benefit under the old pension formula as of December 31, 2006, plus the amount allocated to the participant's cash-balance account. All NEOs that participate in the Retirement Plan are vested.

Supplemental Executive Retirement Plan

2020 IRS requirements limit the compensation that can be used to calculate a participant's benefit under a qualified retirement plan to $285,000 and the annual benefit is limited to $230,000. The SERP benefits are substantially equal to the difference between the total benefit accrued under the Retirement Plan and the amount of benefit the Retirement Plan is permitted to provide under the statutory limits on benefits and earnings. The benefits are unfunded and paid out of our general assets. SERP benefits (other than interest credit accruals) froze in a similar manner to the freeze to the Retirement Plan in January 2019.

The SERP provides for benefits accrued on or after January 1, 2005 to be payable in a lump sum on the date that is six months following termination of employment. Benefits accrued before that date are payable at the same time and in the same form as under the Retirement Plan. SERP benefits may be reduced to reflect early commencement of benefits before age 65. The SERP was closed to new entrants effective January 1, 2017.

58   |   2021 Annual Meeting and Proxy Statement

COMPENSATION TABLES

2020 Pension Benefits Table

The following table shows the present value of accumulated pension benefits that each U.S.-based NEO is eligible to receive under our Retirement Plan and the SERP. Mr. Birkett and Mr. Abraham are not eligible for and did not accrue benefits under the Retirement Plan or SERP. Actual benefit present values will vary from these estimates depending on many factors, including an executive's actual retirement age, future-credited years of service, form of payment election, applicable interest rates, and regulatory changes.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Eric M. Green	Retirement Plan	6	72,611	—
	SERP	6	298,602	—

			371,213	—
George Miller	Retirement Plan	5	65,956	—
	SERP	5	68,892	—

			134,848	—
David A. Montecalvo	Retirement Plan	4	57,866	—
	SERP	4	32,870	—

			90,736	—

(1)
Equals the number of full years of credited service as of December 31, 2020. Credited service generally begins with a participant's hire date and ends with the date of employment termination.

(2)
These present values assume that each NEO retires at age 65 for purposes of the Retirement Plan and the SERP. The assumed cash balance crediting rate is 3.3% in the Retirement Plan and the SERP. The discount rate and post-retirement mortality assumptions used in estimating the present values of each NEO's accumulated pension benefit are set forth below. As no NEOs are eligible for the frozen SERP benefit, those assumptions are not included.

Interest Rate	Post-retirement Mortality Assumption
2.60%	Mortality assumptions utilize: (1) uni-sex (blended 50% male and 50% female) Society of Actuaries' ("SOA") Private Retirement Plans ("Pri-2012") annuitant mortality tables, (2) the SOA's MP-2020 mortality improvement scale for lump sum payments, (3) the gender-specific Pri-2012 annuitant mortality tables, and (4) the MP-2020 mortality improvement scale for annuity payments. The form of payment assumption is 60% lump sum and 40% annuity payments.

2021 Annual Meeting and Proxy Statement   |   59

     COMPENSATION TABLES

2020 Nonqualified Deferred Compensation

The Employee Deferred Compensation Plan allows highly compensated team members to defer up to 100% of salary and cash bonus. Deferred cash contributions may be invested in a selection of investment options that mirror the funds available under our 401(k) plan.

With respect to team member contributions made before 2019, we matched them at the rate of 100% of the first 3% of salary deferrals, plus 50% of the next 2%, and employer matching contributions are 100% vested. Matching contributions ceased effective January 1, 2019. A non-elective contribution is also made on behalf of participants who exceed the applicable Code limits. Before 2019, participants were eligible to defer payout of annual bonus shares. We contributed one restricted incentive share for each four bonus shares deferred. PSUs remain eligible for deferral.

Incentive shares will vest on the fourth anniversary of the date of contribution or will vest pro rata on retirement, death or disability, if earlier. During the time these awards are deferred, they are deemed invested in our common stock and receive additional credits for DEUs. All deferred stock awards are distributed in shares of common stock.

Amounts deferred in any year, except for matching contributions on cash contributions, will be distributed automatically in a lump sum five years after the year of deferral. A participant may choose to defer these amounts to another date or until termination. Matching contributions are only distributed on termination. Participants may elect to receive distributions on termination in a cash or stock lump sum or up to ten annual installments.

Information regarding NEO's account balances in the Employee Deferred Compensation Plan is below.

2020 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Balance at Last FYE ($)(4)
Eric M. Green	0	57,985	46,641	240,910
Bernard J. Birkett	0	24,000	8,368	95,498
George Miller	306,130	15,611	2,311,180	6,127,400
Silji Abraham	0	14,885	13,571	127,636
David A. Montecalvo	0	15,066	1,995	29,247

(1)
The amounts reported in this column are reflected in this year's Non-Equity Incentive Plan Compensation column of the Summary Compensation Table ("SCT").

(2)
These amounts reflect non-elective contributions made on behalf of participants who exceeded the applicable Code limits in the Employee Deferred Compensation Plan

(3)
These amounts reflect the net gains attributable to the investment funds in which the executives have chosen to invest and for deferred shares of stock contributed to the Employee Deferred Compensation Plan, net of any distributions or transfers.

(4)
The total balance includes amounts contributed for prior years which have all been previously reported in the SCT for the year those amounts were deferred.

Payments on Disability

Each current NEO has long-term disability coverage, which is available to all eligible U.S. team members. The coverage provides full salary continuation for six months and thereafter up to 60% of pay with a $25,000 monthly limit. Eligible U.S. team members will earn cash balance pay credits until 2019. Team members who are vested in our Retirement Plan also receive continued medical coverage while on disability. Deferred compensation is payable according to the executive's election. Outstanding unvested stock options granted annually under our LTIP would be forfeited and outstanding vested stock options would be exercisable for the term of the option. Outstanding PSUs and unvested incentive shares would be forfeited when a team member becomes disabled. Lastly, the special retention stock, RSUs and options granted to Mr. Birkett, Mr. Abraham and Mr. Montecalvo will vest upon disability.

Payments on Death

Each current U.S.-based NEO has group life insurance benefits that are available to all eligible U.S. team members. The benefit is equal to one year's salary with a maximum limit of $500,000, plus any supplemental life insurance elected and paid for by the NEO. Deferred compensation is payable according to the executive's election on file. Outstanding unvested stock options granted

60   |   2021 Annual Meeting and Proxy Statement

COMPENSATION TABLES

annually under our LTIP, PSUs and incentive shares would be forfeited, and outstanding vested stock options would become exercisable for the term of the option.

The special retention stock, RSUs and/or options granted to Mr. Montecalvo, Mr. Birkett and Mr. Abraham will also vest upon death.

Estimated Payments Following Termination

We have an agreement with Mr. Green that entitles him to severance benefits on certain types of employment terminations not related to a CIC. All other NEOs are not covered by an employment agreement or a general severance plan and any severance benefits payable to them under similar circumstances would be determined by the Committee in its sole discretion.

Mr. Green

Mr. Green has an employment agreement that entitles him to continuation of his salary and welfare benefits at active team member rates for a period of 12 months, if he is terminated involuntarily other than for "Cause" or the Company gives notice to Mr. Green that it will not renew the term of his employment under the agreement. Mr. Green's employment agreement does not entitle him to severance payments or continued benefits if his employment is terminated for Cause or because of his death or disability (except as described above).

"Cause" means any willful failure by Mr. Green to perform his duties or responsibilities or comply with any valid and legal directives of the Board; act of fraud; embezzlement; theft or misappropriation of the funds of the Company by Mr. Green; or Mr. Green's admission to or conviction of a felony or any crime involving moral turpitude, fraud, embezzlement, theft, or misrepresentation; Mr. Green's engagement in dishonesty, illegal conduct or misconduct that is materially injurious to the Company; Mr. Green's breach of any material obligation of any written agreement with the Company; or a material violation of a rule, policy, regulation, or guideline imposed by the Company or a regulatory body.

The obligation to pay severance pay is contingent on execution of a release and other customary provisions, including compliance with non-competition, non-solicitation and confidentiality obligations contained in the agreement.

Other NEOs

The RSUs that Mr. Birkett, Mr. Abraham and Mr. Montecalvo received as retention awards will vest: (1) in the event of termination other than for Cause or (2) due to Good Reason. The definitions of "Cause" and "Good Reason" are substantially the same for all three awards.

"Cause" means (1) an act or acts of dishonesty taken by an NEO; (2) repeated failure by an NEO to perform his or her duties and obligations, which are demonstrably willful and deliberate on the NEO's part and which are not remedied after the receipt of written notice from the Company; (3) the NEO's conviction of a felony; or (4) the NEO's intentional breach of the COBC, which is materially and demonstrably injurious to the Company.

"Good Reason" means the occurrence of any of the following without the NEO's consent: (1) a material diminution in the NEO's base salary; (2) a material reduction in the NEO's duties, authority or responsibilities relative to the NEO's duties, authority and responsibilities in effect immediately prior to such reduction; or (3) the relocation of the NEO's principal place of employment in a manner that lengthens by fifty (50) or more miles the NEO's one-way commuting distance to the NEO's place of employment; provided that a termination shall only be for Good Reason if: (a) within forty-five (45) calendar days of the initial existence of Good Reason, the NEO provides written notice of Good Reason to the Company; (b) the Company does not remedy said Good Reason within thirty (30) calendar days of its receipt of such notice; and (c) the NEO terminates employment within sixty (60) calendar days after the expiration of such 30-day remedy period.

2021 Annual Meeting and Proxy Statement   |   61

     COMPENSATION TABLES

Estimated Additional Severance Payments Table

The table below reflects amounts that eligible executives would receive on termination of employment for certain reasons, other than following a CIC. No NEO will receive any enhanced benefit because of a termination for Cause. The amounts do not include amounts payable through a plan or arrangement that is generally applicable to all salaried team members, including equity acceleration values to the extent they apply to all LTIP participants.

Name	Event	Cash Severance	Continuation of Welfare Benefits(1)	Vesting of Unvested Equity	Total
Eric M. Green	Involuntary (no Cause) or Good Reason	$1,000,000	$18,653	$—	$1,018,653
Bernard J. Birkett	Involuntary (no Cause) or Good Reason	—	—	1,418,286	1,418,286
David A. Montecalvo	Involuntary (no Cause) or Good Reason	—	—	403,026	403,026
Silji Abraham	Involuntary (no Cause) or Good Reason	—	—	443,321	443,321

(1)
This amount reflects the current premium incremental cost to us for continuation of elected benefits to the extent required under Mr. Green's agreement.

Payments on Termination in Connection with a Change-in-Control

We have entered into agreements with each of our U.S.-based NEOs, as well as certain other of our officers, which provide the benefits described below on qualifying terminations of employment in connection with or within two years following a CIC.

All currently employed NEOs except Mr. Green have CIC Agreements that are substantially similar and include the following:

  •
  Cash severance pay equal to two times the sum of the executive's highest annual base salary in effect during the year of termination and their target bonus immediately preceding the CIC

  •
  Immediate vesting of any unvested benefits and matching contributions under our 401(k) plan and the Employee Deferred Compensation Plan as of the termination of the executive's employment

  •
  Payment of short-term incentive compensation with respect to the period during which the termination occurs at target levels, prorated for number of days worked in the year

  •
  Immediate vesting of all unvested stock options, stock appreciation rights ("SARs"), shares of stock, stock units, and other equity-based awards at target levels

  •
  Continued medical, dental, life, and other benefits for 24 months after termination of the executive's employment, or until his or her retirement or eligibility for similar benefits with a new employer

  •
  Payments will be reduced below the applicable threshold in the Code if the NEO would be in a better after-tax position than if the excise tax under Section 4999 of the Code applied

  •
  Outplacement assistance up to $50,000

The severance payments are payable in monthly installments and if the executive is a key employee at the time of his termination, payments will be delayed six months to the extent required by applicable tax law.

Employment terminations that entitle these executives to receive the severance benefits under a CIC consist of: (1) resignation following a constructive termination of his employment; or (2) employment termination other than due to death, disability, continuous willful misconduct, or normal retirement. These terminations must occur within two years after a CIC.

To receive the severance benefits under the agreement, an executive must agree not to be employed by any of our competitors or compete with us in any part of the United States for up to two years following employment termination for any reason and execute a release of claims in favor of the Company.

Mr. Green has a separate employment agreement, with change-in-control provisions that are substantially similar to the provisions contained in the other NEO agreements except for the following:

  •
  His payment is two times the sum of his annual base salary plus average of his bonus over the prior three years

  •
  36-months of benefit continuation instead of 24 months

  •
  Mr. Green's benefits may be reduced in the event he retires

62   |   2021 Annual Meeting and Proxy Statement

COMPENSATION TABLES

  •
  His agreement does not contain specific language regarding the satisfaction of performance goals for incentive compensation, or a payout of the short-term incentive compensation for the year of termination

  •
  The definition of a CIC set forth below requires a change in two-thirds of our Board members rather than three-fourths

  •
  The definition of "Cause" and "Constructive Termination," which is called "Good Reason," are slightly different and set forth in his employment agreement, which is described under Post-Employment Compensation Arrangements on page 49
Definitions used in the CIC Agreements

The definitions below apply to all agreements, except as specifically noted above for Mr. Green.

Definition of "Change-in-Control." For each agreement, a CIC includes any of the following:

  •
  Any person or entity other than us, any of our current directors or officers or a trustee or fiduciary holding our securities, becomes the beneficial owner of more than 50% of the combined voting power of our outstanding securities

  •
  An acquisition, sale, merger, or other transaction that results in a change in ownership of more than 50% of the combined voting power of our stock

  •
  A change in the majority of our Board of Directors over a two-year period that is not approved by at least two-thirds of the directors then in office who were directors at the beginning of the period

  •
  Any event requiring a reporting of a CIC pursuant to the regulations under SEC Form 8-K

  •
  Execution of an agreement with us, which if consummated, would result in any of the above events

Definition of "Cause." Cause generally includes:

  •
  Acts of dishonesty

  •
  Repeated failure to perform duties which are demonstrably and deliberate and not remedied after receipt of notice

  •
  Conviction of a felony

  •
  Intentional breach of our COBC, which is materially and demonstrably injurious to the Company

Definition of "Constructive Termination." A "Constructive Termination" generally includes any of the following actions taken by the Company without the executive's written consent following a CIC:

  •
  Significantly reducing or diminishing the nature or scope of the executive's authority or duties including reporting to someone whose scope of authority is diminished

  •
  Materially reducing the executive's annual salary or incentive compensation opportunities

  •
  Failure of a successor to assume the agreement

  •
  Changing the executive's principal office location by more than 50 miles

  •
  Failing to provide substantially similar fringe benefits, or substitute benefits that were substantially similar to the benefits provided as of the date of the agreement

  •
  Failing to obtain a satisfactory agreement from any successor to us to assume and agree to perform the obligations under the agreement

2021 Annual Meeting and Proxy Statement   |   63

     COMPENSATION TABLES

Estimated Benefits on Termination Following a Change-in-Control

The following table shows potential payments to our NEOs if their employment terminates following a CIC under existing contracts, agreements, plans, or arrangements. The amounts assume a December 31, 2020 termination date and use the closing price of our common stock as of that date, $283.31. All the values in the table are in U.S. Dollars. Based on current assumptions, modifications to payments are not needed related to golden parachute excise tax. Mr. Miller has terminated employment with the Company, and no payments could be made under his CIC agreement. Therefore, he is not included in the table below.

Name	Aggregate Severance Pay(1)	PSU Acceleration(2)	Vesting of Restricted Stock RSUs(3)	Vesting of Stock Options(4)	Vesting of Matching Contributions(5)	Welfare Benefits Continuation(6)	Outplacement Assistance(7)	Total
Eric M. Green	$4,716,592	$9,528,634	$—	$30,607,434	$—	$55,714	$50,000	$44,958,374
Bernard J. Birkett	2,040,000	1,862,824	1,418,286	4,744,699	33,652	55,714	50,000	10,205,176
David A. Montecalvo	1,583,995	966,482	403,026	4,306,920	—	39,654	50,000	7,350,077
Silji Abraham	1,468,500	1,007,360	572,020	2,930,840	35,205	1,076	50,000	6,065,002

(1)
For Mr. Green, the aggregate severance pay amount represents two times the sum of the executive's (a) highest annual base salary in effect during his year of termination, and (b) the average of his bonus payout in the three years preceding the CIC (the "Severance Basis"). For Mr. Birkett, Mr. Abraham and Mr. Montecalvo, the bonus component of the Severance Basis is equal to their target bonus in the year of termination, and the aggregate severance pay is two times the Severance Basis.
(2)
This amount represents the payout of all outstanding PSU awards on a change-in-control at the target payout.
(3)
This amount represents the value of all unvested restricted awards, which would become vested on a change-in-control (whether or not the awards were deferred).
(4)
This amount is the intrinsic value, which is equal to the fair market value of a share of stock on December 31, 2020 minus the per-share exercise price of all unvested stock options for each executive multiplied by the number of unvested options as of December 31, 2020.
(5)
This amount represents the vesting of any unvested benefits and matching contributions under our 401(k) plan and the Employee Deferred Compensation Plan as of December 31, 2020.
(6)
This amount represents the employer portion of the premiums for medical, dental and life insurance coverage for 24 months.
(7)
This amount estimates the cost of providing outplacement assistance.

CEO Pay Ratio

Applicable SEC rules require the disclosure of our median team member's pay and the ratio of that pay to our CEO's pay. Our CEO pay ratio and the underlying compensation and team member count data are reasonable estimates calculated consistent with applicable SEC guidance governing the use of estimates, adjustments and statistical sampling permitted by the SEC.

The median team member's identity was determined as of December 2020, and we used "base pay" as our compensation definition, which we then calculated as annual base pay based on a reasonable estimate of hours worked during 2020 for hourly workers, and upon salary levels for the remaining team members. We did not utilize cost-of-living adjustments. We annualized pay for those who commenced work during 2020. We used a valid statistical sampling methodology to identify the base pay for the median worker. In addition, in selecting the median worker, as permitted by applicable SEC regulations, we used our global employment roster as of November 30, 2020, but excluded all team members in the following countries (with the number of team members excluded in parentheses): Australia (3), Argentina (6), Italy (10), Spain (5), and Serbia (374). As of November 30, 2020, total number of team members was 9,175, with U.S. team members totaling 4,061 and foreign team members totaling 5,114.

Mr. Green's 2020 pay, as indicated in our 2020 Summary Compensation Table was $7,642,296 and our median team members's pay calculated in the same manner was $57,357. The ratio of Mr. Green's pay to our median worker's pay as determined under applicable SEC rules, therefore, is: 133:1.

64   |   2021 Annual Meeting and Proxy Statement

PROPOSAL 2

Proposal 2—Advisory Vote to Approve Named Executive Officer Compensation

At our 2020 Annual Meeting, our advisory vote on executive pay was approved by 96.3% of the votes cast. The Board of Directors and its Compensation Committee believed this to be a confirmation that our executive pay accurately and appropriately rewards performance. Previously, a majority of our shareholders approved holding an advisory vote on executive compensation annually. Therefore, we are seeking an advisory vote approving executive compensation again this year.

As described more fully in the "Compensation Discussion and Analysis" section, our executive compensation program is designed to provide competitive executive pay opportunities tied to our short-term and long-term success and attract, motivate and retain the type of executive leadership that will help us achieve our strategic goals. The Compensation Committee continually reviews the compensation programs for our NEOs to ensure they achieve the desired goals of aligning our executive compensation structure with our shareholders' interests and current market practices.

This vote is advisory and not binding on the Company, the Board and the Compensation Committee. However, the Board and the Compensation Committee are interested in the opinions expressed by our shareholders on this proposal and will consider the outcome of the vote when making future compensation decisions for the NEOs. We encourage shareholders to review the Compensation Discussion and Analysis section of this Proxy Statement, for details regarding our executive compensation program.

Accordingly, the following resolution will be submitted for a shareholder vote at the 2021 Annual Meeting:

    "RESOLVED, That the shareholders of West Pharmaceutical Services, Inc. (the 'Company') approve, on an advisory basis, the compensation of the Company's Named Executive Officers, as disclosed in this Proxy Statement pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosures."

The Board unanimously recommends a vote FOR the approval, on an advisory basis, of the Company's
Named Executive Officer compensation, as stated in the above resolution.

2021 Annual Meeting and Proxy Statement   |   65

     INDEPENDENT AUDITOR

Independent Auditors and Fees
Fees Paid to PricewaterhouseCoopers LLP

The following table presents fees for audit and other services provided by PwC for 2020 and 2019. All the services described in the following fee table were approved in conformity with the Audit Committee's pre-approval process, and the de minimis exception discussed below.

Type of Fees	2020	2019
Audit Fees(1)	$2,836,500	$2,628,724
Audit-Related Fees	23,000	15,040
Tax Fees	91,000	45,545
All Other Fees	10,000	11,650

Total	$2,960,500	$2,700,959

(1)
For 2019, this amount includes $100,000 in fees related to Accounting Standards Codification Topic 842 (Lease Accounting) and $75,000 in expenses related to the Audit Fees.
Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services

Our Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the Company's independent registered public accounting firm. The Audit Committee has delegated authority to Mr. Birkett and Chad Winters, our Chief Accounting Officer, with the Audit Committee Chair's approval, to engage PwC to perform services of less than $10,000 so long as the provision of those services would not impact the independence of PwC. Additionally, the Committee requires that Mr. Birkett and Mr. Winters report at each meeting regarding the nature and amount of any such services that we have retained. This revised process preserves independence with our registered public accounting firm, while permitting Management the flexibility to use that firm for non-audit fees and services. Subject to a de minimis exception for non-audit services set forth in applicable rules of the SEC, all other services performed by the independent registered public accounting firm and related fees are submitted to the Audit Committee in advance for its approval. Those services must fall within one of the four categories discussed below.

Audit Fees include fees for audit work performed on the financial statements and internal control over financial reporting, and work that generally only the independent registered public accounting firm can reasonably be expected to provide, including statutory audits or financial audits for our subsidiaries or affiliates; services associated with SEC registration statements; periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents); and assistance in responding to SEC comment letters.

Audit-Related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are traditionally performed by the independent registered public accounting firm, including due diligence related to potential business acquisitions/divestitures, financial statement audits of employee benefit plans and special procedures required to meet certain regulatory requirements.

Tax Fees include fees for all services, except those specifically related to the audit of the financial statements, which are performed by the independent registered public accounting firm's tax personnel and may include tax advice, tax analysis and compliance, and review of income and other tax returns.

All Other Fees are fees for those services not captured in any of the above three categories. The percentage of fees in this category that were approved by the Audit Committee under the de minimis exception was less than 1% of the total fees for 2020.

66   |   2021 Annual Meeting and Proxy Statement

AUDIT COMMITTEE REPORT

Audit Committee Report

The Audit Committee reviewed the Company's financial-reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. PwC, the Company's independent registered public accounting firm, is responsible for expressing its opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles and on the effectiveness of the Company's internal control over financial reporting.

The Audit Committee has reviewed and discussed with Management and PwC the audited financial statements for the year ended December 31, 2020, Management's assessment of the effectiveness of the Company's internal control over financial reporting and PwC's evaluation of the Company's internal control over financial reporting.

The Audit Committee has discussed with PwC the matters that are required to be discussed pursuant to the Public Company Accounting Oversight Board's Auditing Standard No. 131—Communications with Audit Committees. PwC has provided to the Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC's communications with the Audit Committee concerning independence and the Committee has discussed with PwC that firm's independence from the Company.

The Audit Committee also considered whether the independent registered public accounting firm's provision of non-audit services to the Company is compatible with the auditor's independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its Management. Based on the considerations and discussions referred to above, the current members of the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2020 be included in the Company's 2020 Annual Report on Form 10-K.

Audit Committee
Thomas W. Hofmann, Chair William F. Feehery Robert F. Friel Deborah L. V. Keller Douglas A. Michels

2021 Annual Meeting and Proxy Statement   |   67

     PROPOSAL 3

Proposal 3 — Ratification of the Appointment of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm for 2020

The Audit Committee is responsible for the appointment, compensation, retention, evaluation, and oversight of the Company's independent registered public accounting firm. This Committee annually evaluates the independent registered public accounting firm's qualifications, performance and independence and assesses whether to continue to retain the firm or select a different firm.

As part of this review, the Audit Committee reviews PwC's capabilities and costs, including consideration of non-audit fees and services. Based on this review, the Audit Committee has determined that PwC has performed well, in a cost-effective manner, has a long-standing institutional memory, acts independently of Management, and provides critical input to the Audit Committee. The Committee also considers the impact of changing auditors when assessing whether to retain the current auditor. Therefore, the Audit Committee has appointed PwC as our independent registered public accounting firm for 2021. Although shareholder approval for this appointment is not required, the Audit Committee and our Board are submitting the selection of PwC for ratification to obtain the views of shareholders and as a matter of good corporate governance. If the appointment is not ratified, the Audit Committee will reconsider whether or not to retain PwC. Representatives of PwC will be present at the 2021 Annual Meeting to answer questions and will have the opportunity to make a statement if they desire.

The Board unanimously recommends a vote FOR the ratification of the appointment of Pricewaterhouse Coopers LLP as our independent registered public accounting firm for 2021.

68   |   2021 Annual Meeting and Proxy Statement

VOTING AND OTHER INFORMATION

Voting and Other Information

Shareholders Entitled to Vote

All shareholders of record of our common stock, par value $.25 per share, at the close of business on March 9, 2021, are entitled to receive the Notice and to vote their shares at the meeting. As of that date, 73,850,336 shares of our common stock were outstanding. Each share is entitled to one vote on each matter properly brought to the meeting.

How You Can Vote and Engage in the Virtual Shareholder Meeting

If you are a registered shareholder on the record date, you may vote at the Annual Meeting by delivering a proxy card in person or you may cast your vote in any of the following ways:

  •
  Logging on to www.ProxyVote.com

  •
  Mailing your signed proxy card or voting instruction card to the address provided

  •
  Calling toll-free from the United States, U.S. territories and Canada to 1-800-690-6903

During the virtual Annual Meeting, you will also be permitted to vote by entering your 16-digit digital control number found on your proxy card at the meeting-specific website of www.virtualshareholdermeeting.com/WST2021. Online access to the webcast will open 15 minutes prior to the start of the meeting at 2:00 PM U.S. Eastern Daylight Time on May 4, 2021. We encourage all shareholders to test their connection and to log on to the website early.

If you hold shares of the Company in "Street Name," please follow the voting instructions of the financial institution at which you have an account holding shares of the Company.

Deadline for Voting.    Mailed proxy and voting instruction cards must be received before the meeting. If you are a registered shareholder and virtually attend the meeting, you may vote as described above. "Street Name" shareholders who wish to vote at the meeting may need to follow the voting process of the institution that holds their shares. The deadline for voting by telephone or www.proxyvote.com is 11:59 PM Eastern Time on May 3, 2021.

Asking Questions.    The portal chosen by the Company permits the submission of questions and answers by a chat function or through the company-provided operator similar to the process used for our quarterly earnings release investor calls. Questions must be related to the items on the agenda during the Annual Shareholders Meeting, consistent with applicable law and the rules for an orderly meeting which are published in advance of the meeting. Questions that are not related to the agenda item or are asked after the formal meeting concludes will be reviewed and posted on the Company website, www.westpharma.com, as appropriate. If you encounter difficulties accessing the virtual meeting, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/WST2021.

How Your Shares Will Be Voted

In each case, for registered shareholders, your shares will be voted as you instruct. If you return a signed proxy card, but do not provide voting instructions, your shares will be voted FOR each of the proposals. You may revoke or change your vote any time before the proxy is exercised by filing with our Corporate Secretary a notice of revocation or a duly executed proxy bearing a later date. Attendance at the meeting will not by itself revoke a previously granted proxy. If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the "beneficial owner" of shares held in "Street name." Please refer to "Broker Voting and Votes Required" below to determine how these shares will be counted for each proposal.

Plan Participants.    Any shares you may hold in the West Pharmaceutical Services, Inc. 401(k) Plan or the West Contract Manufacturing Savings and Retirement Plan have been added to your other holdings on your proxy card.

Your completed proxy card serves as voting instructions to the trustee of those plans. You may direct the trustee how to vote your plan shares by submitting your proxy vote for those shares, along with the rest of your shares, by Internet, phone or mail, all as described on the enclosed proxy card.

2021 Annual Meeting and Proxy Statement   |   69

     VOTING AND OTHER INFORMATION

If you do not instruct the trustee how to vote, your plan shares will be voted by the trustee in the same proportion that it votes shares in other plan accounts for which it received timely voting instructions.

Broker Voting and Votes Required

For holders in "Street Name," the Notice would have been made available to you by your broker, bank or other holder of record who is considered the shareholder of record of those shares. As the beneficial owner, you may direct your broker, bank or other holder of record on how to vote your shares by using the proxy card included in the materials made available to you or by following their instructions for voting on the Internet. A broker non-vote occurs when a broker or other nominee that holds shares for another does not vote on an item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares. Although there is no controlling precedent under Pennsylvania law regarding the treatment of broker non-votes in certain circumstances, we intend to apply the principles outlined in the table below:

Proposal	Votes Required	Treatment of Abstentions and Broker Non-Votes	Broker Discretionary Voting
Proposal 1 – Election of Directors	As this is an uncontested election, the number of votes for a director must exceed the number of votes against a director	Abstentions and broker non-votes will not be considered in determining the outcome of the proposal	No
Proposal 2 – Advisory Vote to Approve Named Executive Officer Compensation	Majority of the shares present and entitled to vote on the proposal in person or represented by proxy	Abstentions will have the effect of negative votes and broker non-votes will not be considered in determining the outcome of the proposal	No
Proposal 3 – Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2021	Majority of the shares present and entitled to vote on the proposal in person or represented by proxy	Abstentions will have the effect of negative votes and broker non-votes are not expected as this is a routine matter within the meaning of applicable NYSE rules	Yes

Proxy Solicitation.    We do not expect to incur any proxy solicitation costs through any third-party firms in 2021.

Quorum

We must have a quorum to conduct business at the 2021 Annual Meeting. A quorum consists of the presence at the meeting either in person or represented by proxy of the holders of a majority of the outstanding shares of our common stock entitled to vote. For the purpose of establishing a quorum, abstentions, including brokers holding customers' shares of record who cause abstentions to be recorded at the meeting, and broker non-votes are considered shareholders who are present and entitled to vote, and count toward the quorum.

Electronic Availability of Proxy Statement and Annual Report

We are pleased to be distributing our proxy materials to certain shareholders via the Internet under the "notice and access" approach permitted by the rules of the SEC. This method conserves natural resources and reduces our costs of printing and mailing while providing a convenient way for shareholders to review our materials and vote their shares.

On March 24, 2021, we mailed a "Notice of Internet Availability" to participating shareholders, which contains instructions on how to access the proxy materials on the Internet.

If you would like to receive a printed copy of our proxy materials, we will send you one free of charge. Instructions for requesting such materials are included in the Notice.

This Proxy Statement and our 2020 Annual Report are available at:
http://investor.westpharma.com/financial-information/annual-reports-and-proxy

70   |   2021 Annual Meeting and Proxy Statement

VOTING AND OTHER INFORMATION

Mailings to Multiple Shareholders at the Same Address

We have adopted a procedure called "householding" for making the Proxy Statement and the 2020 Annual Report available. Householding means that shareholders who share the same last name and address will receive only one copy of the materials, unless we are notified that one or more of these shareholders wishes to continue receiving additional copies.

We will continue to make a proxy card available to each shareholder of record. If you prefer to receive multiple copies of the proxy materials at the same address, please contact us in writing or by telephone: Corporate Secretary, West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, PA 19341, (610) 594-3319.

2020 Annual Report and SEC Filings

Our financial statements for the year ended December 31, 2020 are included in our 2020 Annual Report, which we will make available to shareholders at the same time as this Proxy Statement. Our 2020 Annual Report and this Proxy Statement are available from the SEC at its website at www.sec.gov and are posted on our website at http://investor.westpharma.com/financial-information/annual-reports-and-proxy. If you do not have access to the Internet or have not received a copy of our 2020 Annual Report, you may request a copy of it or any exhibits thereto without charge by writing to our Corporate Secretary at West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, PA 19341.

Delinquent Section 16(a) Reports

Based solely on our review of copies of the reports filed with the SEC and the written representations of our directors and executive officers, we believe that all reporting requirements for 2020 were complied with by each person who at any time during 2020 by all applicable persons except those discussed here.

Mr. Zenner filed a late Form 4 on October 22, 2020 relating to transactions that occurred between October 17, 2017 and July 25, 2019, involving a total of 892 shares which were bought and sold by Mr. Zenner's broker as part of an investment advisor's implementation of a managed investment strategy for trusts in which Mr. Zenner is a trustee and/or beneficiary. Mr. Zenner was not aware of these transactions and did not direct them, and his broker did not inform the Company regarding these transactions until 2020, when Mr. Zenner promptly reported them after disgorging all related profits.

Additionally, due to administrative errors, (a) Mr. Buthman filed a late Form 4 on January 9, 2020 relating to phantom stock transactions that occurred on December 31, 2019, which he did not control, and (b) Kimberly Banks MacKay filed a late Form 3 on December 22, 2020, declaring initial ownership as of December 8, 2020.

2021 Shareholder Proposals or Nominations

Under SEC rules, if a shareholder wants us to include a proposal in our Proxy Statement and form of proxy for presentation at the 2021 Annual Meeting, the proposal must be received by us at our principal executive offices by November 24, 2021 and comply with the procedures of Rule 14a-8 under the Securities Exchange Act of 1934.

The proposal should be sent to the attention of the Corporate Secretary in writing: West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, PA 19341; or by telephone: (610) 594-3319.

During 2021, our Board considered amendments to our Bylaws regarding the director nomination process. These changes were adopted on February 25, 2021. Our Bylaws set forth procedures that a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an Annual Meeting of shareholders without seeking access to our proxy materials. Nominations for director nominees or an item of business to be conducted without seeking access to our proxy materials must be submitted in writing to the Corporate Secretary of the Company at our executive offices and should be mailed by certified mail, return receipt requested. We must receive the notice of your intention to introduce a nomination or to propose an item of business at our 2022 Annual Meeting not less than 120 days nor more than 150 days prior to the anniversary date of the date the Company commenced mailing of this year's proxy materials for the Annual Meeting. If, however, we fail to disclose the date of next year's meeting at least 21 days in advance, we must receive your notice within seven days following the announcement of the meeting (but in no event, later than four days before the meeting date).

Additionally, pursuant to the proxy access provisions of our amended and restated Bylaws, a holder (or a group of not more than 20 holders) of at least 3% of our outstanding common stock continuously for at least three years is entitled to nominate and include in our proxy materials director nominees constituting up to the greater of two individuals or 20% of our Board of

2021 Annual Meeting and Proxy Statement   |   71

     VOTING AND OTHER INFORMATION

Directors, provided that the nominating holder(s) and the nominee(s) satisfy the requirements specified in our Bylaws, including by providing the Secretary of the Company with advance notice of the nomination not less than 120 days nor more than 150 days prior to the anniversary date of the date the Company commenced mailing of this year's proxy materials for the Annual Meeting.

In each case, whether seeking access to our proxy materials or not, the nomination must contain information about the nominees as specified in our Bylaws, and the notice must include the information specified in our Bylaws, including, but not limited to, information concerning the nominee or proposal, as the case may be, and information about the shareholder's ownership of and agreements related to our shares.

Except as otherwise required by law, the Chair of the meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with our Bylaws. You may obtain a copy of our Bylaws by contacting our Corporate Secretary at West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, PA 19341.

Other Matters

Management is not aware of any other matters that will be presented at the 2021 Annual Meeting, and our Bylaws do not allow proposals to be presented at the meeting unless they were properly presented to us before February 6, 2021. However, if any other matter that requires a vote is properly presented at the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

72   |   2021 Annual Meeting and Proxy Statement

BUSINESS AT A GLANCE

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 3, 2021 for shares held directly and by 11:59 P.M. Eastern Time on April 30, 2021 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. WEST PHARMACEUTICAL SERVICES, INC. C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717 During The Meeting - Go to www.virtualshareholdermeeting.com/WST2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 3, 2021 for shares held directly and by 11:59 P.M. Eastern Time on April 30, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D32674-P50915 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. WEST PHARMACEUTICAL SERVICES, INC. The Board of Directors recommends you vote FOR the following: 1. Election of Directors; Nominees: For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! The Board of Directors recommends you vote FOR proposals 2 and 3. 1a. Mark A. Buthman For Against Abstain ! ! ! ! ! ! 1b. William F. Feehery 2. Advisory vote to approve named executive officer compensation; and To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021. 1c. Robert Friel 3. 1d. Eric M. Green NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1e. Thomas W. Hofmann 1f. Deborah L. V. Keller 1g. Myla P. Lai-Goldman 1h. Douglas A. Michels 1i. Paolo Pucci 1j. Patrick J. Zenner Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D32675-P50915 WEST PHARMACEUTICAL SERVICES, INC. www.virtualshareholdermeeting.com/WST2021 This proxy is solicited by the Board of Directors The undersigned hereby appoints Kimberly B. MacKay and Ryan M. Metz as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of West Pharmaceutical Services, Inc., held of record by the undersigned on March 9, 2021, at the Annual Meeting of Shareholders to be held on May 4, 2021 or any postponement or adjournment thereof. The Annual Meeting of Shareholders will be held at 2:00 PM EDT, on May 4, 2021 virtually at www.virtualshareholdermeeting.com/WST2021. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR Proposals 1, 2 and 3. Continued and to be signed on reverse side